AGREEMENT OF SALE

BETWEEN

Three WM Real Estate, LLC,

Three WM Operating, LLC,

Four WM Real Estate, LLC,

AND

Four WM Operating, LLC,

collectively, as Seller

AND

Woodbury Mews III, LLC

Woodbury Mews IV, LLC

Woodbury Mews Land Parcels, LLC

collectively, as Purchaser

June 26, 2013

TABLE OF CONTENTS

Page

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AGREEMENT OF SALE

This AGREEMENT OF SALE (“Agreement”) is made on June 26, 2013 (the “Effective Date”) between THREE WM REAL ESTATE, LLC (“Three Real Estate”), THREE WM OPERATING, LLC (“Three Operating”), FOUR WM REAL ESTATE, LLC (“Four Real Estate”), and FOUR WM OPERATING, LLC (“Four Operating”), each a Delaware limited liability company (individually and collectively, the “Seller”), Woodbury Mews III, LLC, Woodbury Mews IV, LLC, and Woodbury Mews Land Parcels, LLC, each a Delaware limited liability company (individually and collectively, the “Purchaser”).

WITNESSETH:

A.           Three Real Estate is the owner in fee simple of the land located at 124 Green Avenue, Woodbury, New Jersey, more particularly described on Exhibit A-2 attached hereto (the “Three Land”), and has leased the Three Land to Three Operating pursuant to a lease dated February 1, 2011 (the “Three Operating Lease”) for purposes of operating an assisted living facility for senior citizens as described on Exhibit A-1 annexed hereto (the “Three Facility”).

B.           Four Real Estate is the owner in fee simple of the land located at 122 Green Avenue, Woodbury, New Jersey, more particularly described on Exhibit A-2 attached hereto (the “Four Land”), and has leased the Four Land to Four Operating pursuant to a lease dated February 1, 2011 (the “Four Operating Lease”) for purposes of operating an independent living facility for senior citizens as described on Exhibit A-1 annexed hereto (the “Four Facility”). The Three Operating Lease and the Four Operating Lease are hereinafter individually referred to as an “Operating Lease” and collectively as the “Operating Leases.”

C.           Upon the terms and conditions hereinafter set forth, Seller agrees to sell and convey fee title to the Three Facility and the Four Facility to Purchaser (each, a “Facility,” and collectively, the “Facilities”).

D.           The Facilities are included in the Property (as hereinafter defined).

E.           Seller wishes to sell the Property to Purchaser and Purchaser wishes to purchase the Property in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the agreement set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

Definitions

“Accrued Employee Benefits” has the meaning set forth in Section 6(n)(ii).

“Addit” has the meaning set forth in Section 4(g).

“Adjacent Land” means those certain parcels of real estate adjacent to the Land, identified as Block 142, Lots 1, 4, 5 and 6 on the Tax Maps of the City of Woodbury, Gloucester County, New Jersey, which are the burdened parcels under a certain Declaration of Easements recorded on February 2, 2011 in the Gloucester County Clerk’s office in Deed Book 4843, Page 287, benefitting the Land.

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“Agreed Upon Title Defect” has the meaning set forth in Section 4(b).

“Agreement” has the meaning set forth in the introductory paragraph.

“Affiliate” With respect to any person or entity, (A) all persons or entities that, directly or indirectly, control, are controlled by, or under common control with, such person or entity; or (B) all persons or entities that, directly or indirectly, own, are owned by or under common ownership with, such person or entity. For purposes of this definition, “control” and “own” shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the issued and outstanding equity interests in an entity, together with the ability, through the ownership of said equity interests, by contract, or otherwise, to direct the management of such entity.

“Allocated Purchase Price” shall have the meaning set forth in Section 2(a).

“Annual Threshold” has the meaning set forth in Section 28(b).

“Applicable Law” shall mean any federal, state, municipal, county, local, foreign, or other statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment, plan or decree of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

“Appurtenances” has the meaning set forth in Section 3(a).

“Assumed Obligations” has the meaning set forth in Section 3(c).

“Business Day” means any day other than (i) Saturday, (ii) Sunday, or (iii) any other day when federally insured banks in New York, New York are required or authorized to be closed.

“Cap” has the meaning set forth in Section 18(d)(iv).

“City” has the meaning set forth in Section 26.

“City Agreement” has the meaning set forth in Section 26.

“Closing” has the meaning set forth in Section 9(a).

“Closing Date” has the meaning set forth in Section 9(a).

“Closing Statement” has the meaning set forth in Section 10(a)(xiv).

“Code” has the meaning set forth in Section 6(q).

“Commercial Leases” shall mean all leases, rental, use and occupancy agreements, commitments, documents and instruments relating to any Property and all related documents, instruments, agreements, letters of credit, deposits and other items (including, without limitation, guarantees) other than the Residency Agreements or the Operating Leases.

“Deeds” has the meaning set forth in Section 10(a)(i).

“Deposit” has the meaning set forth in Section 2(b)(ii).

“Diligence Materials” has the meaning set forth in Section 19.

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“Document” shall mean this Agreement, all Exhibits and Schedules hereto, and each other agreement, certificate or instrument to be delivered pursuant to this Agreement.

“Due Diligence Deadline” means 5 P.M. Eastern Standard Time on the date which is forty-five (45) days after the Effective Date of this Agreement.

“Due Diligence Period” shall mean the period commencing on the Effective Date and expiring on the Due Diligence Deadline.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Employee Contracts” has the meaning set forth in Section 6(n)(i).

“Environmental Laws” means all past, present or future federal, state and local laws, statutes, regulations, directives, ordinances, rules, policies, guidelines, orders, decrees, arbitration awards, permits and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).

“Environmental Reports” means those environmental reports set forth on Schedule 3 attached hereto.

“Escrow Agent” shall mean Acres Land Title Agency, Agent for Chicago Title Insurance Company, c/o Debbie Bannworth, 55 Essex Street, Millburn, New Jersey 07041, Phone: (973)376-4643, Fax: (973)912-8195.

“Existing Manager” shall mean Senior Management of New Jersey, LLC.

“Facility” has the meaning set forth in the recitals.

“Facilities” has the meaning set forth in the recitals.

“Floor” has the meaning set forth in Section 18(d)(vi).

“Four Facility” has the meaning given in the recitals.

“Four Land” has the meaning given in the recitals.

“Four Operating” has the meaning given in the recitals.

“Four Operating Lease” has the meaning given in the recitals.

“Four Real Estate” has the meaning given in the recitals.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

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“Governmental Payor Program” has the meaning set forth in Section 6(u)(i).

“Guarantor” has the meaning set forth in Section 5(b)(ix).

“Guaranty” has the meaning set forth in Section 5(b)(ix).

“Hired Employees” has the meaning set forth in Section 10(e).

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant that is listed or defined or that may be considered as hazardous, infectious or toxic under any applicable federal, state or local law, statute, regulation, directive, ordinances, rules, policies, guidelines, orders, decrees or common law.

“HSR Act” has the meaning set forth in Section 8(e).

“Improvements” has the meaning set forth in Section 3(a).

“Income Support Agreement” has the meaning set forth in Section 28(a).

“Income Support Payment” has the meaning set forth in Section 28(a).

“Indemnification Loss” means, with respect to any Indemnified Party, any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnified Party as a result of the act, omission or occurrence in question.

“Indemnified Party” has the meaning set forth in Section 18(d)(i).

“Indemnifying Party” has the meaning set forth in Section 18(d)(i).

“Individual Property” has the meaning set forth in Section 2(a).

“Initial Deposit” has the meaning set forth in Section 2(b)(i).

“Intangibles” has the meaning set forth in Section 3(a).

“Interim Licensure Arrangements” means the agreement annexed hereto as Exhibit H.

“Interim Period” means: in the event the Three Facility is subject to an Interim Licensure Arrangement, the period of time from the Closing Date until the Interim Licensure Arrangement expires or is earlier terminated in accordance with its terms.

“Knowledge Parties” shall have the meaning set forth in Section 6.

“Land” has the meaning set forth in Section 3(a).

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“Licenses” shall mean all certificates, licenses, and permits issued by governmental authorities which are required to be held by an owner or tenant in connection with the ownership, use, occupancy, operation, and maintenance of the Property as an independent and assisted living facility.

“Lists” has the meaning set forth in Section 6(m)(i).

“LSRP” has the meaning set forth in Section 4(f)(ii).

“Management Agreement” has the meaning set forth in Section 4(g).

“Material Change in Occupancy” means, with respect to the Facilities, any decrease in the Occupancy Rate at the Facilities by more than ten percent (10%) from the Occupancy Rate of the Facilities as of the Due Diligence Deadline.

“NOI” shall mean, for any period, Operating Income for such period minus Operating Expenses for such period.

“Occupancy Rate” shall mean the percentage derived by dividing the actual number of occupied units by the total number of units in the Facilities, as determined on the date each month that resident fees are billed; provided, however, that units which provide for occupancy of more than one resident shall be considered as a fraction. For illustration purposes only, a double occupancy unit which is occupied by one resident would constitute ½ (0.5) of an occupied unit for purposes of calculating the Occupancy Rate.

“OFAC” has the meaning set forth in Section 6(m).

“Operating Expenses” shall mean, for any period, without duplication, all commercially reasonable expenses actually paid or payable by Purchaser during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and in accordance with GAAP. Operating Expenses specifically shall include (i) the property management fees actually paid under the Management Agreement, (ii) administrative, payroll (including all reasonable and customary bonuses paid or expected to be paid to employees), security and general expenses for the Property, (iii) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (iv) a reasonable reserve for uncollectible accounts, (v) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses) or other third parties retained to perform services in connection with the operation of the Property in the ordinary course of business, (vi) operational equipment and other lease payments in the ordinary course of business, (vii) real property taxes and payments under the PILOT Agreement with respect to the Real Property, (viii) insurance premiums with respect to the Property, and (ix) all other commercially reasonable expenses paid or payable, or reasonably expected to be incurred by Purchaser during such period in connection with the operation, management, maintenance, repair and use of the Property. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the sale, exchange, transfer, financing or refinancing of all or any portion of the Property, (4) amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP, (5) the scheduled principal and interest payments due under any mortgage financing with respect to the Property; (6) costs or expenses outside the ordinary course of business; and (7) costs or expenses associated with the operation of the legal entity (or entities) that constitutes Purchaser to the extent they are separate and apart from the costs of the operation of the Property.

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“Operating Income” shall mean, for any period, all actual income of Purchaser during such period from the use, ownership or operation of the Property, including without limitation, (i) all amounts actually paid to Purchaser as Rent and other amounts under lease, license or occupancy agreements relating to the Property; (ii) all amounts payable by Medicaid with respect to the relevant period; (iii) business interruption insurance proceeds allocable to the applicable reporting period; and (iv) all other amounts (to the extent not covered pursuant to clauses (i) through (iii) of this sentence) which in accordance with GAAP, are included in Purchaser’s annual financial statements as income attributable to the Property.

“Operating Lease or Operating Leases” has the meaning given in the recitals.

“Order or Orders” has the meaning set forth in Section 6(m).

“Permitted Exceptions” has meaning set forth in Section 4(b).

“Personalty” has the meaning set forth in Section 3(a).

“PILOT Agreement” has the meaning set forth in Section 26.

“PILOT Assignment” has the meaning set forth in Section 26.

“Prior Owner Diligence Materials” has the meaning set forth in Section 6.

“Property” has the meaning set forth in Section 3(a).

“Property Agreement” has the meaning set forth in Section 3(a).

“Purchaser’s Designee” has the meaning set forth in Section 2(d).

“Purchase Price” has the meaning set forth in Section 2(a).

“Purchaser” has the meaning set forth in introductory paragraph.

“Purchaser Commissioned Reports” means any and all reports commissioned at any time prior to Closing by Purchaser or its agents or Affiliates relating to the environmental or physical condition of any Individual Property, including without limitation Phase I or Phase II environmental reports, survey, mechanical reports, structural or engineering, and zoning reports.

“Purchaser Knowledge” shall mean in all cases the actual knowledge of the following individuals (or any one of them): Purchaser Knowledge Parties, after reasonable inquiry with the consultants performing due diligence for Purchaser. In no event shall Seller be entitled to assert any cause of action against any of the Purchaser Knowledge Parties with respect to this Agreement or any breach hereof, nor shall any of the Purchaser Knowledge Parties have any personal liability whatsoever for any matter under or related to this Agreement.

“Purchaser Knowledge Parties” shall mean John Mark Ramsey or Kevin Thomas.

“Purchaser Permits” has the meaning set forth in Section 7(b).

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“Quarter” has the meaning set forth in Section 28(a).

“Quarterly Threshold” has the meaning set forth in Section 28(a).

“Real Property” means the Land and the Improvements.

“Rent Roll” has the meaning set forth in Section 6(k)

“Rents” shall mean all rents, moneys payable as damages (including payments by reason of the rejection of a lease in a bankruptcy proceeding) or in lieu of rent, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Purchaser or any of its agents or employees from any and all sources arising from or attributable to the Property.

“Required Cure Items” has the meaning set forth in Section 4(b).

“Required Governmental Approvals” means all Licenses, permits, authorizations and certifications from all governmental authorities or otherwise that are necessary for the management and operation of the Facilities for their current uses following the Closing Date, including any State of New Jersey facility license, certificate of need and any certifications from Medicaid.

“Residency Agreements” shall mean all leases, rental, use, occupancy and reservation agreements, commitments, documents and instruments relating to any Property other than Commercial Leases or Operating Leases and all related documents, instruments, agreements, letters of credit, deposits and other items (including, without limitation, guarantees) which relate to the occupancy of portions of the Property by individuals for independent living or assisted living purposes, as applicable.

“Resident Deposit” has the meaning set forth in Section 3(a).

“Second Deposit” has the meaning set forth in Section 2(b)(ii).

“Seller” has the meaning set forth in introductory paragraph.

“SN” has the meaning set forth in Section 14.

“Substantial Portion” has the meaning set forth in Section 15(a)(ii).

“Survey” has the meaning set forth in Section 4(d).

“Survival Period” has the meaning set forth in Section 18(d)(v).

“Taking” has the meaning set forth in Section 15(a)(i).

“Tax Foreclosure Actions” has the meaning set forth in Section 25.

“Tax Sale Certificates” has the meaning set forth in Section 25.

“Tests” has the meaning set forth in Section 4(d)(i).

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“Three Facility” has the meaning given in the recitals.

“Three Land” has the meaning given in the recitals.

“Three Operating” has the meaning given in the recitals.

“Three Operating Lease” has the meaning given in the recitals.

“Three Real Estate” has the meaning given in the recitals.

“Title Commitment” has the meaning set forth in Section 4(a).

“Title Company” has the meaning set forth in Section 4(a).

“Title Defect” has the meaning set forth in Section 4(b).

“Title Expenses” has the meaning set forth in Section 4(e).

“Title Insurance Policy and Title Insurance Policies” has the meaning set forth in Section 5(b)(i).

“Title Notice” has the meaning set forth in Section 4(b).

“Transactions” means the transactions contemplated by this Agreement.

“WMA” has the meaning set forth in Section 25.

“Year” has the meaning set forth in Section 28(a).

1.                           Purchase and Sale. Seller agrees to sell and assign, as applicable, to Purchaser, and Purchaser agrees to purchase and assume, as applicable, from Seller, the Property, as hereinafter defined, for the Purchase Price, as hereinafter defined, and subject to the terms and conditions set forth in this Agreement.

2.                           Purchase Price.

(a)          The purchase price (the “Purchase Price”) for the Property shall be THIRTY NINE MILLION and 00/100 DOLLARS ($39,000,000.00), subject to prorations and the adjustments expressly set forth in this Agreement. Prior to the expiration of the Due Diligence Period, Seller and Purchaser shall agree on a reasonable allocation of the Purchase Price payable for each individual property described on Exhibit A-2 (each, an “Individual Property”) which shall be allocated in the form set forth on Exhibit B (each such allocated portion, an “Allocated Purchase Price”). In addition, Seller and Purchaser shall agree on a reasonable further allocation of the Purchase Price as between (a) the Land and the Improvements, (b) the Personalty, and (c) the Intangibles prior to the expiration of the Due Diligence Period.

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(b)          The Purchase Price shall be payable by Purchaser to Seller as follows:

(i)          Within three (3) Business Days after the Effective Date, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Initial Deposit”) shall be paid by electronic wire transfer of immediately available federal funds to an interest bearing account designated by Escrow Agent or by certified check of Purchaser or bank teller’s check to the order of Escrow Agent.

(ii)         If Purchaser has not terminated this Agreement prior to the Due Diligence Deadline in accordance with Section 4(d)(iii) below, then within two (2) Business Days after the Due Diligence Deadline, the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Second Deposit”, the Initial Deposit and the Second Deposit are hereinafter collectively referred to as the “Deposit”) shall be paid by electronic wire transfer of immediately available federal funds to an interest bearing account designated by Escrow Agent or by certified check of Purchaser or bank teller’s check to the order of Escrow Agent. The Deposit shall include all interest earned thereon. In the event any check in payment of the Deposit is cancelled or returned uncollected, Seller, at its sole option, may cancel this Agreement and/or pursue any legal remedies Seller may have against Purchaser on such check at the sole expense of Purchaser, such remedies being cumulative and not exclusive.

(iii)        On the Closing Date, the sum of Thirty Eight Million Two Hundred Fifty Thousand and No/100 Dollars ($38,250,000.00), subject to adjustment and proration as expressly set forth in this Agreement, to be paid by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Escrow Agent or as Escrow Agent may direct to Purchaser prior to the Closing and Purchaser shall cause Escrow Agent to distribute such funds to Seller in accordance with this Agreement.

(c)          Escrow Agent shall hold and disburse the Deposit (or so much thereof as Escrow Agent is then holding) as follows:

(i)          Upon the Closing, Escrow Agent is authorized and directed to pay the Deposit to Seller (or as Seller may direct).

(ii)         In the event Seller terminates this Agreement pursuant to Section 13(a) below, Escrow Agent shall pay the Deposit to Seller, who shall retain the Deposit in accordance with Section 13(a) below.

(iii)        In the event this Agreement is terminated as provided in this Agreement by reason other than Purchaser's default, Escrow Agent shall pay the Deposit to Purchaser.

(iv)        Escrow Agent shall invest and reinvest the proceeds of the Deposit, and any interest earned thereon, in United States Government Treasury Bills or Certificate(s) of Deposit or bank money market account(s) as Seller and Purchaser shall agree. If the Closing occurs, then any interest earned on the Deposit shall be paid to Purchaser. If the Closing does not occur, then such interest shall follow the Deposit. The party entitled to receive the interest earned on the Deposit shall pay all income taxes owed in connection therewith. The employer identification numbers of Seller and Purchaser are respectively set forth on the signature page hereof.

(v)         Escrow Agent, by signing this Agreement at the end hereof where indicated, signifies its agreement to hold the Deposit for the purposes as provided in this Agreement. In the event of any dispute, Escrow Agent shall have the right to deposit the Deposit in court to await the resolution of such dispute. Escrow Agent shall not incur any liability by reason of any action or non-action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction. Escrow Agent shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by any party hereto, and upon the truth of the contents thereof.

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(vi)        Except as otherwise provided for in Section 2(c)(i) and in this paragraph below, Escrow Agent shall not pay or deliver the Deposit to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party. If Escrow Agent does not receive a written objection from the other party to the proposed payment or delivery within five (5) Business Days after such demand is served by personal delivery on such party, Escrow Agent is hereby authorized and directed to make such payment or delivery. If Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment or delivery, Escrow Agent shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit unless otherwise directed by written instructions from the parties to this Agreement or by a judgment of a court of competent jurisdiction. In any event, Escrow Agent shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrow Agent is required by an order or judgment of a court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, if Purchaser makes a demand for the Deposit before the Due Diligence Deadline, then the Deposit shall automatically be returned to Purchaser, and Seller shall have no right to object.

(vii)       In the event that Escrow Agent shall receive conflicting instructions or objections from Purchaser or Seller, Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. Each of Seller and Purchaser agree to reimburse Escrow Agent, upon demand, for one half (1/2) of the reasonable costs and expenses incurred by Escrow Agent in connection with such consultation. In the event of litigation relating to the subject matter of the escrow, whichever of Seller or Purchaser is not the prevailing party shall reimburse the prevailing party for any reasonable costs and fees paid by the prevailing party or paid from the escrowed funds to Escrow Agent.

(viii)      Except for any claim, action or proceeding resulting in a final determination that Escrow Agent acted in bad faith, negligently or engaged in any type of willful misconduct, Escrow Agent shall not be responsible for any loss or delay occasioned by the closure or insolvency of the institution with which any funds are invested in accordance with this Agreement, and shall have no liability for interest on such funds. Escrow Agent shall not be liable for any loss or delay occasioned by the failure of said financial institution to wire funds in a timely manner.

(d)          Purchaser’s Designated Transferee. Purchaser may assign the right to take title to the Facilities to (i) a special purpose entity that is an Affiliate of Purchaser subject to and in accordance with Section 17(e), or (ii) an entity formed by a real estate investment trust at the request of Purchaser for the sole purposes of holding the fee simple title to either or both of the Facilities and leasing them to Purchaser or its Affiliate (“Purchaser’s Designee”); provided, however, that such designation shall not delay the Closing Date and Purchaser shall notify Seller of such assignment not less than five (5) Business Days prior to the Closing Date. Any assignment by Purchaser to Purchaser’s Designee shall not release or relieve Purchaser from any duties, obligations or rights arising under this Agreement.

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3.                           Property.

(a)          “Property” means, except for the items listed in Section 3(b), all of Seller’s right, title and interest in: (i) the Three Land and the Four Land (collectively, the “Land”); (ii) all easements, and other related rights appurtenant to the Land (collectively, “Appurtenances”); (iii) all of the buildings, structures, fixtures and other improvements comprising real property and located on the Land and all property which might be considered personal property except for the fact that it is inextricably related or attached to any such buildings, structures, fixtures and/or other improvements (collectively, “Improvements”); (iv) all furnishings, machinery, equipment, vehicles, supplies, inventory, linens, medicine, foodstuffs, consumable and other personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment associated with and present at the Property, including, but not limited to those items of personal property more particularly set forth on Exhibit I attached hereto (the “Personalty”), (v) any and all trademarks, trade names, brand names, Licenses, intellectual property, guaranties, warranties, development rights, permits, drawings, plans and business licenses (including, without limitation, healthcare operating licenses) affecting each Individual Property (to the extent assignable) (collectively, the “Intangibles”), (vi) all rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions thereof, used or useful in the operation of the Property made or entered into by Seller as of the Effective Date, or between the Effective Date and the Closing in compliance with this Agreement (the “Property Agreements”). (Notwithstanding the foregoing, Property Agreements expressly exclude: Seller’s management agreement with Existing Manager, the Management Agreement, the City Agreement, the PILOT Agreement, the Residency Agreements, any contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions entered into by Seller after the Effective Date and prior to the Closing in breach of Section 7(a), and any Property Agreements for which consents to the assignment thereof to the Purchaser have not been obtained as of the Closing, unless waived by Purchaser.), (vii) all rights of Seller in, to and under all Residency Agreements including any amendments, modifications, supplements, renewals and extensions thereof, and all deposits, initial service fees and advances of any kind or nature from any resident of the Property (“Resident Deposits”), (viii) true and complete copies of all the books, records, accounts, files, logs, ledgers, journals and architectural, mechanical and electrical plans and specifications pertaining to or used in the operation of the Property in Seller’s possession or control, however such data is stored, (ix) rights in and to any claims or causes of action (to the extent assignable) to the extent they are in the nature of enforcing a guaranty, warranty, or a contract obligation to complete improvements, make repairs, or deliver services to the Property, (x) the Tax Sale Certificates, including any and all rights related to the Tax Foreclosure Actions (as such terms are defined in Section 25) and the results therefrom, and (xi) all rights of Seller in and to the City Agreement and PILOT Agreement (subject to the consent of the City to the assignment of the PILOT Agreement) (as those terms are more particularly defined in Section 26).

(b)          The Property relating to each Facility shall not include, and Seller shall not sell, transfer or convey to Purchaser the following:

(i)          Accounts receivable relating to such Facility for periods prior to Closing;

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(ii)         Those books and records relating to Seller which Seller is required by Applicable Law to retain; provided, however, that Purchaser may retain copies of such books and records;

(iii)        The computer software and systems set forth on Schedule 1;

(iv)        All Medicaid provider agreements in respect of such Facility;

(v)         All cash on hand at such Facility (subject to prorations of Section 11 below), cash equivalents, bank accounts and similar type investments, such as certificates of deposit, treasury bills and other marketable securities wherever and however held;

(vi)        All proprietary materials and documents of Seller or Existing Manager, provided that Seller shall transfer to Purchaser (to the extent in the Seller’s possession or control) copies of operations handbooks, marketing materials (other than marketing materials bearing Existing Manager’s logo or other intellectual property) and manuals for all equipment, systems and personal property acquired by Purchaser;

(vii)       The personal property of the Existing Manager set forth on Schedule 5; and

(viii)      All websites, URLs and domain names of the Existing Manager.

Notwithstanding the foregoing, Seller shall cooperate with Purchaser, and cause the Existing Manager to cooperate with Purchaser, in order to affect the orderly transfer of operation of the Facilities (including, without limitation, transfer of electronic files and account information).

(c)          Assumption of Liabilities. Except as expressly set forth in this Agreement, Purchaser is assuming no liabilities attributable to the operation or ownership of the Property which accrued or occurred on or prior to the Closing. Specifically, without limiting the foregoing, except as specifically set forth herein, Purchaser shall not assume (i) any claim, action, suit, or proceeding pending as of the Closing or any subsequent claim, action, suit, or proceeding arising out of or relating to any event occurring prior to Closing, with respect to the manner in which Seller conducted its businesses on or prior to the Closing (ii) any liability for taxes other than real property taxes (and any payments under the PILOT Agreement) from and after Closing, or (iii) any liability under any Property Agreements, except for the Assumed Obligations listed below. Purchaser acknowledges that, effective as of the Closing, Purchaser shall assume and undertake to pay, discharge, and perform only the liabilities and obligations of Seller under the Property Agreements listed in Schedule 2 (but not the Property Agreements which are entered into after the Effective Date hereof not in compliance with this Agreement or Property Agreements for which consents to the assignment thereof to the Purchaser hereunder have not been obtained as of the Closing), the City Agreement, the PILOT Agreement, the Residency Agreements, and the Tax Foreclosure Actions (subject to and in accordance with Section 25) to the extent such liabilities and obligations arise during and relate to any period from and after the Closing (collectively, the “Assumed Obligations”).

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4.                           Due Diligence.

(a)          Within five (5) days after the execution of this Agreement, Purchaser shall order commitments for owner’s policies of title insurance (the “Title Commitment”) issued by Acres Land Title Agency, Inc., Agent for Chicago Title Insurance Company (the “Title Company”) covering fee simple title to the Real Property, in which the Title Company shall agree to insure, in such amount as Purchaser deems adequate, merchantable title to such interests free from the Schedule B standard printed exceptions and all other exceptions except for (i) exceptions which, under applicable state rules and regulations, cannot be deleted or modified, and (ii) exceptions to which Purchaser does not object pursuant to Section 4(b) below (collectively, “Permitted Exceptions”), with such endorsements as Purchaser shall reasonably require and with insurance coverage over any “gap” period. Such Title Commitments shall have attached thereto complete, legible copies of all instruments noted as exceptions therein. Purchaser shall furnish Seller with a copy of the title commitment and attachments, and all subsequent revisions thereof, promptly upon receipt of same, but in no event later than five (5) days before the Due Diligence Deadline.

(b)          If (i) any of the Title Commitments reflect any exceptions to title other than Permitted Exceptions which are not acceptable to Purchaser in Purchaser’s sole discretion, or (ii) the Survey to be obtained by Purchaser pursuant to Section 4(d) below discloses anything not acceptable to Purchaser in Purchaser’s sole discretion (any such exception or unacceptable statement of fact being referred to herein as a “Title Defect”), then Purchaser shall, on or before the earlier of five (5) days before the end of the Due Diligence Period give Seller written notice of such Title Defect (the “Title Notice”). Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions. Any exception to title that is (x) disclosed in the Title Commitment, or (y) identified on a Survey, which, in either case, is not identified as a Title Defect in the Title Notice, shall be deemed to be a “Permitted Exception” for purposes of this Agreement. Seller shall, within ten (10) days after receipt of any such Title Notice, notify Purchaser whether Seller will take the action necessary to remove the Title Defects (the Title Defects that Seller agrees to remove are hereinafter referred to as the “Agreed Upon Title Defects”); it being understood that Seller shall have no obligation to agree to remove any Title Defects other than Required Cure Items. If Seller gives notice that it will not cure one or more Title Defects, or if Seller does not respond to the Title Notice during said ten (10) day period (in which case Seller shall be deemed to have refused to cure any Title Defects), Purchaser shall have the right, in its sole discretion, to terminate this Agreement within five (5) days after the earlier of (y) the date Purchaser receives Seller’s notice, or (z) the expiration of said ten (10) day period, in which case this Agreement shall terminate and the Deposit shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except as otherwise provided herein. Notwithstanding anything contained herein to the contrary, the following items (the “Required Cure Items”) must be cured prior to or at Closing (with Seller having the right to apply the portion of the Purchase Price allocated to either such party pursuant to Section 2 hereof, or a portion thereof, for such purpose): (x) all mortgages, security deeds, and other security instruments created by Seller, (y) all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar liens which encumber the Real Property as of the Effective Date created by, through or under Seller or which may be filed against the Real Property after the Effective Date created by, through or under Seller, and (z) all judgments against the Seller in a liquidated monetary amount which may constitute a lien against the Real Property. On or before the Closing, Seller shall provide Purchaser with reasonable evidence of removal of the Agreed Upon Title Defects (with Seller having the right to apply the portion of the Purchase Price allocated to an Individual Property pursuant to Section 2 hereof, or a portion thereof, for such purpose). Following the Due Diligence Deadline, Purchaser shall notify Seller within five (5) days of receipt of an updated Title Commitment or Survey showing any Title Defects that are not Permitted Exceptions, and Seller shall have the same opportunity to respond and Purchaser the same remedies as set forth in this Section 4(b). Any Title Defects that are not Permitted Exceptions that are not timely objected to in the manner set forth in this Section 4(b) shall be deemed Permitted Exceptions.

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(c)          In the event (x) the Agreed Upon Title Defects specified are not cured on or before the Closing, or (y) a Required Cure Item is not cured on or before the Closing, Purchaser shall have the option to:

(i)	accept Seller’s interest in the Land subject to such Title Defect(s) or Required Cure Item(s), in which event such Title Defect(s) or Required Cure Item(s) shall become part of the Permitted Exceptions, and to close the transaction contemplated hereby in accordance with the terms of this Agreement;

(ii)	pay up to an aggregate of Five Hundred Thousand Dollars ($500,000.00) to cure the Agreed Upon Title Defect or Required Cure Items and deduct such amount from the Purchase Price; or

(iii)	by giving Seller written notice of Purchaser’s election, terminate this Agreement and receive a refund of the Deposit, Seller shall reimburse Purchaser for its actual out-of-pocket costs in negotiating and performing due diligence under this Agreement, not to exceed $200,000 in the aggregate, and upon the making of such refund and reimbursement, no party shall have any further rights or obligations to the other hereunder, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement. If Purchaser elects to proceed with the Closing without giving notice of its election of this option (iii), it will be deemed to have accepted such Title Defect(s) or Required Cure Item(s) as Permitted Exceptions.

Notwithstanding anything to the contrary contained in this Section 4(c), if on the Closing Date the Real Property is affected by any Required Cure Item or Agreed Upon Title Defect then in such event, Seller, at Seller’s election shall have the privilege to (i) remove or satisfy the same, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not to exceed thirty (30) days beyond the date scheduled for Closing, or (ii) if the Required Cure Item or Agreed Upon Title Defect is of a liquidated monetary amount, Seller may, at Seller’s election, post a bond, letter of credit or escrow reasonably acceptable to the Title Company to cause the Title Company to omit the applicable Required Cure Item or Agreed Upon Title Defect from the Purchaser’s title insurance policy to be issued at the Closing, and Seller shall use commercially reasonable efforts after the Closing to contest the applicable Required Cure Item or Agreed Upon Title Defect and to cause the applicable Required Cure Item or Agreed Upon Title Defect to be discharged of record.

(d)          Seller will provide Purchaser with copies of any existing boundary surveys for the Real Property. Purchaser may order one or more boundary surveys for the Real Property (the “Survey”) prepared by a registered land surveyor or surveyors satisfactory to Purchaser.

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(e)          All Title Expenses shall be paid by the Purchaser. “Title Expenses” shall include all costs and expenses of obtaining the Survey, Title Commitment and title policies, together with any endorsements required by any lender financing the Purchaser’s acquisition of the Property. “Title Expenses” shall exclude any costs and expenses incurred or required to be incurred to cure any Title Defects or Required Cure Items.

(f)          Tests and Inspections.

(i)          From the Effective Date and continuing until the Closing, Purchaser and/or its designees, shall have the right to enter, upon reasonable prior notice to Seller (not less than two (2) Business Days) and during normal business hours, each Individual Property, while this Agreement remains in full force and effect, for the purpose of conducting such inspections, measurements, surveys, studies, investigations, analyses and other tests, relating to all aspects of the Property, including, without limitation, a close review and analysis of the Diligence Materials, as Purchaser deems appropriate (collectively, the “Tests”). In addition, Purchaser may investigate all other aspects of the Property.

(ii)         Purchaser’s access to each Individual Property shall be subject to the following: (A) Seller shall have the option to have an agent or employee accompany Purchaser at all times during its investigation or inspection of the Property; (B) Purchaser may only communicate with the employees of Seller or the Existing Manager after obtaining the prior written consent of Seller in each instance (not to be unreasonably withheld, conditioned or delayed) and then only in the presence of an agent or representative of Seller; (C) Purchaser shall conduct the Tests in a manner that does not unreasonably interfere with the operations of the respective Facility and Purchaser shall coordinate all visits to the Facilities in order to minimize the number of visits required; (D) Purchaser shall not conduct any invasive testing without the prior written consent of Seller; (E) Purchaser shall indemnify and hold harmless Seller from and against all costs, claims, damages or liabilities incurred by Seller in connection with or by reason of any damage, death, or injury to any person or property occurring in connection with the Tests (other than any liability incurred in connection with or by reason of Purchaser’s discovery of any existing condition, including, without limitation, any Hazardous Materials); (F) Purchaser’s delivering to Seller evidence of commercial general liability insurance in the amount of $1,000,000.00, in form and substance reasonably acceptable to the Seller, and naming Seller as an additional insured thereunder; and (G) a Licensed Site Remediation Professional (“LSRP”), as defined in the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq., and the regulations promulgated thereunder, shall not be utilized at any time in connection with Purchaser's inspections or Tests, or be permitted access to either Individual Property or to the results of the inspections or Tests. Without limiting the generality of the foregoing indemnity, Purchaser shall (i) remove any mechanics’ or other lien which may be recorded against the Property (or any part thereof) by any party providing labor, materials or services at the request of Purchaser and (ii) not file or cause to be filed any application or make any request (other than inquiries of the public records) with any governmental or quasi-governmental agency (other than Fannie Mae or Freddie Mac) prior to Closing which would or could lead to an investigation or hearing before any governmental or quasi-governmental agency or which would or could lead to a violation of Applicable Law or any change in zoning, parcelization, Licenses, permits or other entitlements or any investigation or restriction on the use of the Property, or any part thereof; provided, however, that Purchaser, within ten (10) Business Days following the Effective Date, shall submit applications for the Required Governmental Approvals. The foregoing indemnity shall survive the expiration or any earlier termination of this Agreement. Notwithstanding anything herein to the contrary, (1) Purchaser may contact governmental authorities in regard to land use and licensing matters, but only to extent required for due diligence, licensing of the new operators for the Facilities, and operation of the Facilities, and (2) Purchaser shall not contact any officials of the City without giving Seller a minimum of two (2) Business Days advance notice and an opportunity to participate, and (3) Purchaser shall not contact International Senior Properties or any of its principals, employees or Affiliates without giving Seller a minimum of two (2) Business Days advance notice and an opportunity for Seller to participate.

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(iii)        Purchaser shall have the right to cancel this Agreement in its sole and absolute discretion, for any reason (including any title or Survey concerns) or no reason on or before the Due Diligence Deadline by written notice given to Seller on or before Due Diligence Deadline. If Purchaser duly cancels this Agreement in accordance with this Section 4(f)(iii), this Agreement shall be deemed terminated and of no further force or effect, except for the provisions expressly stated to survive termination, and the Deposit shall be returned to Purchaser. If Purchaser does not duly cancel this Agreement by the Due Diligence Deadline in accordance with this subparagraph or if Purchaser expressly waives its right to cancel this Agreement pursuant to written notice thereof given to Seller, (i) this Agreement shall remain in full force and effect and Purchaser shall have no further right to cancel this Agreement under this Section and (ii) Purchaser shall be deemed to have waived any liability of Seller and any right to refuse to consummate the Closing by reason of any condition known to Purchaser as of the Due Diligence Deadline, including, without limitation, a misrepresentation known to Purchaser, Required Cure Items (other than those which Seller has agreed or is otherwise obligated to cure) or any other condition, except as otherwise expressly provided herein and except for Seller’s default.

(iv)         All information obtained by Purchaser or its representatives relating to the Property or the transactions contemplated hereby shall be treated as confidential information. Purchaser shall not disclose any information obtained by Purchaser, including, without limitation, the results of environmental inspections or analysis, to any party (including Seller) without obtaining Seller’s prior written consent, except that Purchaser may disclose such information to its consultants, attorneys and prospective lenders engaged in the review of same. Notwithstanding the foregoing, Purchaser shall have the right to disclose confidential information to third parties if such disclosure is required by an order of a court of competent jurisdiction, provided that Purchaser delivers reasonable advance notice thereof to Seller. Notwithstanding anything herein to the contrary, to the extent the transaction contemplated by this Agreement proceeds through Closing, this provision shall no longer be applicable.

(g)          Management Agreement. This Agreement is contingent upon and subject to an Affiliate of Purchaser and an Affiliate of Capital Health Group Management, LLC (“Addit”) entering into and delivering to the Escrow Agent an executed Management Agreement in substantially the form and substance annexed hereto as Exhibit G (“Management Agreement”) on or before July 12, 2013. If Purchaser and Addit have not executed and delivered the Management Agreement to Escrow Agent as provided in the preceding sentence, each of Seller and Purchaser shall have the right to cancel this Agreement on or before July 12, 2013 by written notice given to the other on or before July 12, 2013. If either party duly cancels this Agreement in accordance with this Section 4(g), this Agreement shall be deemed terminated and of no further force and effect, except for the provisions expressly stated to survive termination, and the Deposit shall be returned to Purchaser. If Purchaser or Seller does not timely cancel this Agreement in accordance with this Section 4(g) or if Purchaser and Addit execute and deliver the Management Agreement to the Escrow Agent on or prior to July 12, 2013, (i) this Agreement shall remain in full force and effect and Purchaser and Seller shall have no further right to cancel this Agreement under this Section 4(g), and (ii) Purchaser and Seller shall be deemed to have waived any right to refuse to consummate the Closing arising out of or in connection with the Management Agreement.

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5.                          Conditions to Closing.

(a)          Seller shall not be obligated to proceed with Closing unless and until each of the following conditions have been fulfilled:

(i)          Seller’s satisfaction that there is no material pending or threatened litigation regarding the Transactions.

(ii)         Seller shall have received payment of the Purchase Price in accordance with Section 2 of this Agreement, subject to the adjustments and prorations contemplated by this Agreement.

(iii)        The continuing validity (in all material respects) of all of the representations and warranties of Purchaser set forth in Section 8.

(iv)        Purchaser shall have delivered or caused to be delivered to Seller on the Closing each of the Documents required to be delivered pursuant to Section 10.

(b)          Purchaser obligation to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Purchaser in writing:

(i)          The Title Company shall have delivered to Purchaser Title Commitments to issue at the prevailing promulgated rates, ALTA standard owner’s policies and extended lender’s policies of title insurance insuring fee title and any lender’s mortgage interest, as the case may be, for each Individual Property (collectively, the “Title Insurance Policies” and each individually a “Title Insurance Policy”) in the amount of the Purchase Price (or the loan amount for lender policies) for each Individual Property, as set forth on Exhibit B, subject only to the Permitted Exceptions.

(ii)         All Property Agreements not assumed by Purchaser (other than those automobile leases and equipment leases which Purchaser elects to assume or is deemed to have elected to assume pursuant to the provisions of this Agreement) and management agreements affecting the Property shall be terminated effective as of the Closing Date (Seller hereby covenanting to so terminate all such agreements, or otherwise make provision reasonably acceptable to Purchaser to perform, effective as of the Closing Date).

(iii)        Except for any changes permitted by the terms of this Agreement, including without limitation, Section 6 hereof, or consented to in writing by Purchaser, each of the representations and warranties made by Seller in this Agreement or in any certificate delivered at Closing that is qualified as to knowledge or materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing, and each of such representations and warranties that is not qualified as to knowledge or materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing. For purposes of determining whether the representations and warranties made by the Seller pursuant to this Agreement are true and correct at and as of the Closing, the Schedules and Exhibits shall be deemed to include only that information contained therein on the date such Schedules and Exhibits are acknowledged pursuant to Section 29.

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(iv)        Seller shall have obtained any approvals and given any notice required of Seller by the New Jersey Department of Health to consummate the transactions contemplated herein, which Seller covenants to diligently pursue.

(v)         Purchaser, at its sole cost and expense, shall within ten (10) Business Days after the Effective Date, file for the Required Governmental Approvals and shall diligently prosecute such Required Governmental Approval applications (Seller hereby agreeing to cooperate with Purchaser, to obtain the Required Governmental Approvals) and will copy Seller on such filings and all related correspondence. If the Required Governmental Approvals have not been obtained by the date then-scheduled for Closing, then to the extent allowed under the laws of New Jersey, Seller and Purchaser shall enter into the Interim Licensure Arrangements with respect to the Three Facility in the form attached hereto as Exhibit H. The term of the Interim Licensure Arrangements shall not exceed eighteen (18) months after the Closing; provided, however, that Purchaser shall have the right to extend the term of said arrangements for up to six (6) additional periods of one (1) month each, by written notice to Seller given prior to the expiration of the then-current term, provided that Purchaser is diligently pursuing the Required Governmental Approvals. Purchaser shall pay all costs incurred by Seller to maintain any Required Governmental Approvals required to operate the Facilities during the term of said Interim Licensure Arrangements. Purchaser shall be entitled to receive all revenues and shall be obligated to pay all operating costs during such period. Purchaser shall indemnify, defend and hold Seller (and its Affiliates) harmless from any claims, demands, costs, damages, losses or causes of action that may arise in relation to Purchaser’s (or its designees) operation of the Facilities during such temporary period, and Purchaser’s indemnification obligation shall be guaranteed by an Affiliate of Purchaser acceptable to Seller in its sole discretion.

(vi)        Seller shall have obtained the consent to the assignment of the PILOT Agreement from the City to Purchaser with respect to (i) the Three Land and Four Land, and (ii) only in the event WMA has taken fee ownership of the Adjacent Land, the Adjacent Land.

(vii)       Seller shall have delivered or caused to be delivered to Purchaser on the Closing each of the Documents required to be delivered pursuant to Section 10.

(viii)      Purchaser shall have received evidence from Seller, satisfactory to Purchaser in its reasonable discretion, that the management agreement between Seller and Existing Manager has been terminated without fee or cost to Purchaser.

(ix)         Seller shall have caused Capital Health Group, LLC (the “Guarantor”) to execute and deliver the guaranty in the form attached as Exhibit D to this Agreement (the “Guaranty”).

(x)          Seller shall have performed in all material respects all of their covenants, agreements and obligations required by this Agreement to be performed or complied with by them prior to or upon the Closing.

(xi)         No Material Change in Occupancy shall have occurred.

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6.                          Certain Representations and Warranties by Seller. Each Seller, for itself and its Individual Property, hereby represents and warrants to Purchaser that:

(a)          Each Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, authorized to conduct business in the State of New Jersey, with all requisite limited liability company power and authority to carry on its business in the manner and in the location in which such business has been and is now being conducted, to execute and deliver this Agreement, and to perform its obligations hereunder.

(b)          This Agreement has been duly authorized, executed and delivered by each Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c)          All of the documents to be delivered by Seller at Closing will, at Closing, be duly authorized, executed and delivered by Seller (and/or, if applicable, its Affiliates), will be the legal, valid and binding obligations of Seller (and/or, if applicable, its Affiliates), and be enforceable against Seller (and/or, if applicable, its Affiliates) in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or other similar laws affecting the rights of creditors generally or the general principles of equity), and the execution and delivery thereof and the performance by Seller of the terms thereof will not violate any material provision of any agreement, instrument, writ, order or decree to which Seller (and/or, if applicable, its Affiliates) is a party, or to which any portion of the Property is subject.

(d)          Except for (i) a certificate of continuing occupancy, (ii) any notice to or consent or approval required by any governmental agency regulating the issuance of Required Governmental Approvals to operate senior housing facilities, (iii) notice to the New Jersey Division of Taxation Bulk Sale Section, and (iv) the consent of the City to the assignment of the PILOT Agreement, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order for the parties to consummate the Transactions contemplated by this Agreement.

(e)          Attached hereto as Exhibit I is a list of all vehicles owned or leased (and equipment that is leased) by Seller in connection with the operation of the Facilities. Except as set forth on Exhibit I, Seller owns and has good title to all Personalty, free and clear of any liens and encumbrances, except for the Permitted Exceptions and liens that will be satisfied at Closing. Such Personalty represents all material assets used in the operation of the Facilities, other than the personal and intellectual property excluded by Section 3(b) above.

(f)          Seller has not received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Real Property or any portion or portions thereof or any utilities, sewers, roadways or other public improvements serving the Real Property.

(g)          Schedule 7 attached hereto is a true and complete list of all Licenses held by the Seller in connection with the Facilities. To Seller’s Knowledge, the Licenses listed on Schedule 7 are valid and no material violations exist with respect to such Licenses. No applications, complaints or proceedings are pending or, to the Knowledge of Seller, threatened in writing which may (i) result in the revocation, modification, non-renewal or suspension of any License or of the denial of any pending applications, (ii) the issuance of any cease and desist order, or (iii) the imposition of any fines, forfeitures, or other administrative actions with respect to the Facilities or their operation.

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(h)          Other than usual and customary annual assessments, and except for the PILOT Agreement, Seller has no Knowledge of, nor has Seller received any written notice of, any proposed assessment for public improvements or otherwise in connection with the Property or any portion thereof.

(i)          Except for (i) the foreclosure of the Tax Sale Certificates by WMA or (ii) the matters set forth on Schedule 8, there is no suit, action or proceeding pending or to Seller’s Knowledge threatened against Seller or any portion of the Property before or by any court, administrative agency or other governmental or quasi-governmental authority, which brings into question the validity of this Agreement or the Transactions or otherwise materially affects the Property.

(j)          The Property Agreements listed on Schedule 2 hereto are in full force and effect and are all of the Property Agreements relating to or affecting the Property. Seller is not in material default of any of its obligations under any of the Property Agreements, and Seller has no Knowledge of any default on the part of any other party thereto.

(k)          Set forth on Exhibit J hereto is a true and complete rent roll for each Facility (the “Rent Roll”). Except for the Operating Leases and as set forth on the Rent Roll, to Seller’s Knowledge:

(i)          Other than the residents under the Residency Agreements and Commercial Leases, no party has any right to possess all or any portion of the Real Property.

(ii)         Seller has delivered, true, correct and complete copies of the Residency Agreements and Commercial Leases, including any and all amendments and guarantees.

(iii)        All information set forth in the Rent Roll is true and correct in all material respects as of its date.

(iv)        Seller has not assigned or pledged any Residency Agreement or Commercial Lease, or rents or any interest therein, to any person or entity other than the lenders in connection with existing mortgage loans encumbering the Real Property which will be discharged at Closing in accordance with the terms of this Agreement.

(v)         Seller is not in default under any of its material obligations under any Residency Agreement or any Commercial Lease, and, except as set forth on the Rent Roll, Seller has no Knowledge of any material default on the part of any other party thereto. All of the Residency Agreements identified on the Rent Roll are currently in full force and effect as of the date of the Rent Roll.

(l)          Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to the Knowledge of Seller, suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

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(m)          Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonable prior notice. To Seller’s Knowledge, neither Seller nor any member of Seller:

(i)          is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); or

(ii)         is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Seller hereby covenants and agrees that if Seller obtains Knowledge that Seller or any of its members becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall promptly notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser.

(n)          Employee Matters.

(i)          All persons employed at the Real Property in connection with the operation or maintenance of the Property are employees of Three Operating or Four Operating, except for the Existing Manager and other third party service providers. There are no employment contracts, operating agreements, management contracts, listing agreements, consulting agreements, union contracts, labor agreements, pension plans, profit sharing plans or employee benefit plans which relate to the Facility (“Employee Contracts”) except as set forth in the Schedule of Employee Contracts on Exhibit K attached hereto. Except as set forth on the Schedule of Employee Contracts, none of the employees engaged in the operation or maintenance of the Facility is employed pursuant to a written agreement.

(ii)         Purchaser shall have no liability for any matter concerning any individual employed by Seller or Existing Manager in the operation or management of any Facility which accrues prior to Closing except for accrued vacation and other accrued paid time off and benefits (“Accrued Employee Benefits”) related to any employee hired by Purchaser or the Facilities’ property manager at Closing with respect to which Purchaser receives a fully offsetting credit against the Purchase Price in accordance with the provisions hereof. Seller shall be solely liable to pay (or cause Existing Manager to pay) the employees all severance and Accrued Employee Benefits to which the employees are entitled through the Closing Date, except for any Accrued Employee Benefits for which Purchaser receives a fully offsetting credit against the Purchase Price at Closing as aforesaid, in which case Purchaser will provide the Accrued Employee Benefits to such employees. For the purposes hereof, the term “Accrued Employee Benefits” shall be deemed to include, without limitation, any bonus payable to any employee to the extent that such bonus is attributable to services rendered by such employee prior to the Closing Date, but payable after the Closing Date.

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(o)          Lack of Conflict. Subject to any licensing requirements and approvals otherwise set forth in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) are subject.

(p)          Non-Foreign Seller. Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”

(q)          ERISA; Benefit Plans. Seller has not incurred and does not presently expect to incur any liability under Title IV of ERISA that would reasonably be expected to result in liability to Purchaser. Each of the Benefit Plans that is a group health plan within the meaning of Section 5000(b)(1) of the Internal Revenue Code (the “Code”) was in complete compliance with the provisions of Section 4980B(f) of the Code.

(r)          Insurance Schedule 6 sets forth an accurate summary of all general liability, fire, theft, professional liability and other insurance maintained with respect to the Property, currently and for the last three (3) years.

(s)          Financial Disclosures. The following documents have been provided or will be provided to Purchaser by Seller as part of the Diligence Materials and to Seller’s Knowledge are substantially true, complete and correct in all material respects:

(i)          Detailed operating statements for Seller’s period of ownership of the Facilities

(ii)         Current List of Employees

(iii)        Current Rent Roll

(iv)        Current Accounts receivable.

(t)          Seller is not now nor will it be at Closing in default or breach of any of its material obligations under the City Agreement, Pilot Assignment or Pilot Agreement.

(u)          Medicaid.

(i)          Seller is receiving payment under Title XIX of the Social Security Act and is certified for participation in the Medicaid program, (“Governmental Payor Program”), and is a party to valid a participation agreement for payment by the Governmental Payor Program, which agreement is in full force and effect. A true and correct copies of such agreement shall be delivered to Purchaser, to the extent not prohibited by Applicable Law. Without limiting the generality of the foregoing, the facilities, equipment, staffing and operations of Seller satisfy all material conditions of participation in the Governmental Payor Program.  Seller has not received written notice of pending, threatened or possible investigation by, or loss of participation in, the Governmental Payor Program, and, to Seller’s Knowledge, there is no basis for any such notice.

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(ii)         There are no pending or threatened material claims (including potential penalties) by the Governmental Payor Program against Seller, and Seller has not been subject to loss of waiver of liability for utilization review denials with respect to the Governmental Payor Program during the past two (2) years.

(iii)        All billing practices of Seller with respect to Governmental Payor Programs and private insurance companies have been in material compliance with Applicable Laws, and Seller has not billed or received any payment or reimbursement in excess of amounts allowed by Applicable Laws.

(iv)        Seller has not (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third-party payors of Seller in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party-payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business; (iii) made or agreed to make, or is to its Knowledge aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under Applicable Laws; (iv) established or maintained any unrecorded fund or asset for any purpose or to its Knowledge made any misleading, false or artificial entries on any of its books or records for any reason; or (v) to its Knowledge made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

(v)         Neither Seller, nor to its Knowledge, any partner, member, director, or officer thereof, is a party to any contract, lease agreement or other arrangement (including any joint venture or consulting agreement) with any physician, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for Seller, or otherwise influence the affairs of the Seller, to provide services, lease space, lease equipment or engage in any other venture or activity that is prohibited by law or that did not provide commercially reasonable terms with fair market value consideration for the goods, property, services or use of money provided, exchanged or acquired thereunder at the time entered into.

(v)         Intentionally omitted.

(w)          Intentionally omitted.

(x)          Title Encumbrances. Seller is not in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to the Real Property, and Seller has no Knowledge of any material default on the part of any other party thereto.

(y)          Intentionally omitted.

(z)          Intentionally omitted.

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(aa)         Intentionally omitted.

(bb)         Environmental Matters. Seller has not generated, stored or disposed of any Hazardous Substance at or on the Real Property other than in accordance with Environmental Laws. Except as set forth in the Environmental Reports, Seller has no Knowledge of any previous generation, storage, disposal or existence of any Hazardous Substance at or on the Real Property other than in accordance with all Environmental Laws. Except as set forth in the Environmental Reports, neither Seller, nor, to Seller’s Knowledge, Existing Manager, has received any notice letter under any Environmental Law or any notice or claim, and there is no investigation pending or to Seller’s Knowledge threatened, to the effect that Seller is or may be liable for or as a result of the release or threatened release of hazardous substance into the environment or for the suspected unlawful presence of any hazardous waste on the Real Property.

(cc)         Neither the Seller nor, to Seller’s Knowledge, the Existing Manager has received written notice of any violation of Applicable Laws with respect to the Facilities.

Purchaser acknowledges that Seller acquired the Facilities through foreclosure on February 1, 2011 and that the Diligence Materials may include certain financial statements, reports, documents, investigations, etc. prepared by or on behalf of the prior owner of the Facilities (“Prior Owner Diligence Materials”). Notwithstanding anything to the contrary contained in this Agreement, Seller makes absolutely no representations or warranties of any kind, express or implied, with respect to any Prior Owner Diligence Materials, including without limitation, with respect to the accuracy or completeness thereof.

All representations and warranties made by Seller in this Section 6 shall be true and correct on the date made and their continued validity in all material respects as of the Closing Date shall be a condition precedent to Purchaser’s obligation to close the Transactions hereby contemplated.

If before the Closing Purchaser acquires Purchaser Knowledge that any representation or warranty set forth in Section 6 is untrue or incomplete or has become untrue or incomplete due to a change in facts or circumstances, then within five (5) days, Purchaser shall give Seller written notice, specifying the manner in which such representation or warranty is untrue or incomplete. If before the Closing Seller acquires Knowledge that any representation or warranty set forth in Section 6 has become untrue or incomplete due to a change in facts or circumstances (or Seller acquiring Knowledge of facts or circumstances of which Seller did not previously have Knowledge), then Seller shall promptly notify Purchaser of the representation or warranty which is untrue or incomplete. In either case, Seller shall have the right to cure such condition before the Closing, and Seller shall give Purchaser written notice within five (5) days after (i) receipt of Purchaser’s notice pursuant to the first sentence of this Section 6, or (ii) the giving of Seller’s notice pursuant to the immediately preceding sentence, whether Seller will be able to cure such condition prior to the Closing Date. If Seller is unable to cure any such condition prior to the Closing Date, then, provided the condition is not the result of the willful conduct of Seller in violation of this Agreement, Purchaser's exclusive remedy shall be to terminate this Agreement by notice to Seller and Escrow Agent given within ten (10) calendar days after Seller notifies Purchaser that Seller will be unable to cure the same. In the event this Agreement is terminated pursuant to this Section 6, the Deposit shall be refunded to Purchaser, whereupon, except as provided herein, this Agreement and all rights and obligations of the parties hereunder shall be null and void; provided, however, if the condition is as a result of the willful conduct of Seller in violation of this Agreement, Seller shall reimburse Purchaser for its actual out-of-pocket costs in negotiating and performing due diligence under this Agreement, not to exceed $200,000 in the aggregate, and upon the making of such refund and reimbursement, this Agreement shall be null and void. If Purchaser fails to terminate this Agreement within such ten (10) day period, Purchaser shall be deemed to have waived any right to terminate under this Section 6, or any other recourse against Seller, and the applicable representation and warranty made by Seller hereunder shall be deemed waived by Purchaser to the extent that it is untrue or incomplete.

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The phrases “Knowledge” “to Seller’s Knowledge,” the “Knowledge of Seller and/or of its Affiliates,” and similar terms used in this Agreement, shall mean in all cases the actual knowledge of the following individuals (or any one of them): Jordan S. Socaransky and Kenneth R. Assiran (the “Knowledge Parties”), after reasonable inquiry with the executive director of the Facilities. In no event shall Purchaser be entitled to assert any cause of action against any of the Knowledge Parties with respect to this Agreement or any breach hereof, nor shall any of the Knowledge Parties have any personal liability whatsoever for any matter under or related to this Agreement.

7.                           Covenants of Seller.

(a)          Operation of the Facility. Subject to the terms of this Agreement, Seller, during the term of this Agreement, shall carry on the business and operations of each Facility in substantially the same manner as heretofore carried on by it. Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies set forth on Schedule 6 insuring the Property and the operation of the Facility, and such policies shall be on an occurrence basis, where applicable. Seller shall provide Purchaser with current loss runs within fifteen (15) days after the end of each month from the Effective Date until the Closing. Prior to Closing Seller will promptly notify Purchaser of any potential losses or claims that may be covered by the insurance. Except for the items listed in Section 3(b), Seller shall not remove any of the Personalty from the Facilities, unless Seller replaces the same with like items that are of equal or better quality and condition. Seller shall maintain the inventory consistent with Seller’s past practices and will replenish the same consistent with its past practices. Seller shall complete all capital improvements and renovations to the facilities in a good and workmanlike manner. Seller may extend, amend, modify or terminate any of the Property Agreements and Residency Agreements as Seller deems appropriate to operate, service and maintain the Property consistent with normal business practices, and may enter into new Property Agreements; provided, however, (A) from the date of this Agreement to the Closing Date, Seller shall provide to Purchaser copies of new Property Agreements and any terminations, amendments, extensions, or modifications of existing Property Agreements, which Seller has entered into, or intends to enter into, within two (2) business days thereof, (B) Seller shall not, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), enter into (i) any leases of furniture, fixtures or equipment for the Facility, (ii) any new Property Agreement other than those that are consistent with past practices and that are terminable with not more than thirty (30) days’ notice without penalty, or (iii) any extension, amendment, modification, or termination of a Property Agreement other than an extension of an existing Property Agreement on substantially the same terms (provided that Purchaser has not delivered to Seller Notice of its intent to not assume such Property Agreement) or consistent with past practices, (C) no part of the Real Property, or any interest therein, will be sold or otherwise transferred or encumbered without Purchaser’s prior written consent, which approval shall not be unreasonably withheld, conditioned or delayed, and (D) without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not make any material alterations to the Real Property, or remove or otherwise dispose of any material portion of the Personalty.

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(b)          Cooperation. Seller shall cooperate with Purchaser in all commercially reasonable respects, including by (A) executing and/or delivering necessary or desirable applications and other information and documents, to facilitate the issuance to Purchaser of all Required Governmental Approvals, certificates and approvals for operation of the Facilities and other authorizations in connection with the operation of the Property (“Purchaser Permits”) and (B) promptly notifying Purchaser of any communications to or from any governmental agency with respect to matters that could reasonably be expected to have a material adverse affect upon each Facility. In the event that any of the Purchaser Permits required to be obtained prior to the Closing Date are not obtained at such time, but all other conditions set forth herein are satisfied (other than conditions which, by their nature, are to be satisfied on the Closing Date), Seller agrees to cooperate in good faith with Purchaser and to use commercially reasonable efforts in formulating and implementing mutually acceptable alternatives (including, but not limited to the Interim Licensure Arrangement) that permit the consummation of the transactions contemplated by this Agreement in accordance with all legal requirements in the absence of such Purchaser Permits, provided that any such arrangements are fully in compliance with all legal requirements, that Purchaser either pays for or promptly reimburses Seller for all out-of-pocket expenses incurred by Seller in connection therewith, and that Purchaser indemnifies and holds harmless Seller from and against any claims, damages, costs or liabilities arising in connection therewith. If Purchaser is not able to obtain a license from the NJ Department of Health to operate the Three Facility by the Closing Date, Seller and Purchaser shall enter into an Interim Licensure Arrangement in the form attached as Exhibit H on or before the Closing Date.

(c)          Audit. Seller at no material out of pocket cost to Seller, shall assist Purchaser in conducting and completing, no later than seventy-four (74) days following the Closing Date, an audit of property-level financials for the Property as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser. In connection therewith, Seller agrees to use commercially reasonable efforts to obtain and provide to the auditors any and all data and financial information in the possession of Seller which are necessary or required by the auditors in connection with their preparation and completion of the foregoing audit, which additional data and financial information shall be true, correct and complete in all material respects to Seller’s knowledge. Additionally, Seller shall provide Purchaser, but without expense to Seller, with (a) an audit letter in substantially the form as Exhibit N attached hereto and made a part hereof, and (b) copies of, or access to, such factual information as may be reasonably requested by Purchaser or its designated accountants, and in the possession or control of Seller, to enable Purchaser to file any filings required by the SEC in connection with the purchase of the Property. The rights and obligations of Seller and Purchaser under this Section 7(c) shall survive the Closing; provided, however, that any representation and warranty shall be subject to the Survival Period, the Floor and the Cap.

(d)          Seller shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing, and (ii) any failure to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied under this Agreement. If, prior to Closing, either Purchaser or Seller obtains Knowledge of any matter that causes the representations or warranties of the other party contained in this Agreement to be untrue or inaccurate in any material respect, such party shall promptly notify the other party thereof in writing.

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8.                         Certain Representations and Warranties of Purchaser. Each Purchaser hereby represents and warrants to Seller as follows:

(a)          This Agreement has been duly authorized, executed and delivered by each Purchaser and is the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms.

(b)          The execution and delivery of this Agreement by each Purchaser does not violate any provision of any governance document, agreement or judicial order to which any Purchaser is a party or to which any Purchaser is subject.

(c)          All the documents to be delivered by Purchaser at Closing will, at Closing, be duly authorized, executed and delivered by Purchaser (and/or, if applicable, its Affiliates), will be the legal, valid and binding obligations of Purchaser (and/or, if applicable, its Affiliates), and be enforceable against Purchaser (and/or, if applicable, its Affiliates) in accordance with their respective terms, and the execution and delivery thereof will not violate any provision of any governance document, agreement or judicial order to which Purchaser (and/or, if applicable, its Affiliates) is a party or, to the best of Purchaser’s Knowledge, to which the Property is subject.

(d)          Purchaser is not required to obtain the consent of any person or entity to the Transactions hereby contemplated.

(e)          The Transactions contemplated under this Agreement do not meet the “size of transaction” test, 15 U.S.C. § 18a(a)(2)(B)(ii), under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the regulations promulgated thereunder, and therefore the Transactions do not need to be notified to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act.

All representations and warranties made by Purchaser in this Section 8 shall be true and correct on the date made and their continued validity as to any material fact as of the Closing Date shall be a condition precedent to Seller’s obligation to close the Transactions hereby contemplated.

9.                          Closing.

(a)          Closing Date. The closing of the sale of the Property (“Closing”) shall take place at 1:00 p.m. (New York time) at the office of Escrow Agent or at another place mutually agreed upon by the parties, or by mail, on the later of (i) the first Business Day occurring thirty (30) days after the Due Diligence Deadline, or (ii) the first Business Day occurring fifteen (15) days after the consent of the City to the assignment of the PILOT Agreement is granted pursuant to Section 26 below (“Closing Date”), or such earlier date as to which the parties have mutually agreed; provided, however, in no event shall the Closing Date occur after October 31, 2013. For the purpose of allocating revenue and expense, the parties agree that 12:01 a.m. (New York time) on the day of Closing shall be the cut-off time. The parties shall not attend the Closing in person and shall close the transaction contemplated by this Agreement through escrow with Escrow Agent pursuant to written closing escrow instructions, which instructions shall be reasonably satisfactory to Seller and Purchaser, and shall be consistent with the terms hereof.

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(b)          Post-Closing Cooperation. Each party shall at any time and from time to time after the Closing execute, acknowledge where required, and deliver such further instruments and documents and take such other action as may be reasonably requested by the other party in order to carry out the purposes of this Agreement, in each event subject to the limitations on survival and liability set forth in this Agreement.

10.                        Closing Documents.

(a)          Seller Closing Documents. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following documents:

(i)          With respect to each Individual Property comprising the Property, a separate deed in the form of Exhibit C in favor of Purchaser, or at the written request of Purchaser, Purchaser’s Designee (such deeds, collectively, the “Deeds”);

(ii)         Affidavits, indemnities, and other similar instruments as are reasonably required by the Title Company. All such affidavits, indemnities and similar instruments shall be in form and substance reasonably satisfactory to the Title Company;

(iii)        A certification of non-foreign status in the form of Exhibit E;

(iv)        All documents necessary to transfer title to all vehicles and equipment owned by Seller, or to assign and assume vehicle and equipment leases to the extent assumed by Purchaser;

(v)         A certification of Seller in form reasonably satisfactory to Purchaser, containing an updated Rent Roll for the Property and certifying that all of the representations and warranties of Seller contained in this Agreement remain true and correct as of the Closing Date;

(vi)        A document terminating the Operating Leases as of the Closing;

(vii)       A Bill of Sale and General Assignment in the form of Exhibit M attached hereto for each Facility;

(viii)      An assignment from Three Operating and Four Operating of the applicable Residency Agreements and Commercial Leases for each Facility in the form of Exhibit L attached hereto;

(ix)         If Purchaser is assuming any Property Agreements as set forth in Section 3(c) above, an Assignment of Property Agreements in the form attached hereto as Exhibit F-1 executed by the applicable Seller;

(x)          Seller’s Residency Certification (form GIT/REP-3);

(xi)         Affidavit of Consideration for Use by Seller (form RTF-1);

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(xii)        Interim Licensure Arrangements, if applicable;

(xiii)       Any other documentation reasonably required by the Title Company to consummate the Transactions contemplated by this Agreement;

(xiv)      A statement showing all closing prorations (the “Closing Statement”);

(xv)       An Assignment of the Tax Sale Certificates in the form of Exhibit F-2; or a Deed from WMA to Purchaser for the Adjacent Land, as provided in Section 25.

(xvi)      An assignment of the City Agreement in the form attached hereto as Exhibit F-3; and

(xvii)     An assignment of the PILOT Agreement in the form attached hereto as Exhibit F-4.

(xviii) A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Seller (i) is in good standing in the state of organization of Seller, and (ii) is qualified to do business in the state in which the Real Property is located.

(xix)       A certificate of the secretary (or the equivalent thereto if none) of Seller attesting as to the incumbency of each manager, officer, and authorized representative of Seller who executes this Agreement and any of the other Documents, certifying that resolutions and consents necessary for Seller to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(xx)        Affidavit of Title, in form reasonably acceptable to Title Company and Seller.

(xxi)       Release or escrow letter from New Jersey Division of Taxation, Bulk Sale Section, and if required, a Bulk Sales Tax Escrow Agreement in the form annexed hereto as Exhibit O.

(xxii)      The Guaranty in the form attached hereto as Exhibit D.

(xxiii)     The Income Support Agreement in the form attached hereto as Exhibit P.

(b)          Purchaser Closing Documents. At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, to Seller the following documents:

(i)          An assignment of the applicable Residency Agreements and Commercial Leases for each Facility in the form of Exhibit L attached hereto;

(ii)         If Purchaser is assuming any Property Agreements as set forth in Section 3(c) above, an Assignment of Property Agreements in the form attached hereto as Exhibit F-1.

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(iii)        Duly executed Affidavit of Consideration for Use by Purchaser (form RTF-1EE).

(iv)        Documentation to establish to Seller’s reasonable satisfaction the due authorization of Purchaser’s execution of all documents contemplated by this Agreement.

(v)         Interim Licensure Arrangements, if applicable;

(vi)        Duly executed counterpart of the Closing Statement.

(vii)       Any other documentation reasonably required to consummate the transaction contemplated by this Agreement.

(viii)      An Assignment of the Tax Sale Certificates in the form of Exhibit F-2, if required by Section 25.

(ix)         An assignment of the City Agreement in the form attached hereto as Exhibit F-3.

(x)          An assignment of the PILOT Agreement in the form attached hereto as Exhibit F-4.

(xi)         if required, a Bulk Sales Tax Escrow Agreement in the form annexed hereto as Exhibit O.

(xii)        The Income Support Agreement in the form attached hereto as Exhibit P.

(c)          Amounts to be Paid at Closing. At the Closing, Purchaser shall pay to Seller, by federally insured wire transfer, the total amount of the Purchase Price, subject to proration’s and adjustments, and any sales taxes in accordance with Section 12(b).

(d)          Further Assurances. Seller and Purchaser shall, at the Closing, and from time to time thereafter, upon request, execute such additional documents as are reasonably necessary in order to convey, assign and transfer the Property pursuant to this Agreement and otherwise complete the Transactions contemplated by this Agreement, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s or Purchaser’s obligations hereunder or subject Seller or Purchaser to additional liability not otherwise contemplated by this Agreement. Additionally, if this Agreement is terminated, either party may request from time to time thereafter confirmation of such termination from the other party, upon which request, the non-requesting party shall promptly confirm to the requesting party in writing (by a recordable instrument if requested by the requesting party) that this Agreement has been terminated.

(e)          Employees. Except as expressly set forth herein, Seller shall terminate all employees on the Closing Date. Addit may offer employment to substantially all employees of Seller who, as of the Closing Date, are actively working at a Facility. Addit may also offer employment upon the terms and conditions set forth herein, to all employees of Seller at the applicable Facility who, as of the Closing Date, are on a leave of absence pursuant to the Seller’s Family and Medical Leave of Absence Policy or due to an injury or illness, when and only when they return from such leave. All such employees electing to accept employment with Purchaser (or its manager) are hereinafter referred to as the “Hired Employees”.

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11.                        Prorations and Adjustments.

(a)          The following items shall be prorated and adjusted between Seller and Purchaser as of 12:01 a.m. (New York time) on the day of the Closing, except as otherwise specified:

(i)          all income and revenue from the Facilities including, without limitation, all Resident Deposits, resident payments (uncollected rents and other uncollected revenue shall not be adjusted at Closing and shall be subject to the provisions of Section 11(b) below);

(ii)         water, electricity, gas, sewer, and other utility charges (excluding telephone) and deposits with utility companies to the extent such deposits are assignable and are assigned to Purchaser;

(iii)        real estate taxes and/or payments under the PILOT Agreement for the Real Property for the fiscal year in which Closing occurs based on the most recently ascertainable taxes for the Land and/or the Improvements with a post-closing reconciliation of amounts owed promptly after final tax amounts are determined;

(iv)        amounts payable under the Property Agreements to be assumed by the Purchaser;

(v)         real estate taxes and/or payments under the PILOT Agreement for the Adjacent Land for the fiscal year in which Closing occurs;

(vi)        Accrued Employee Benefits; and

(vii)       any other expenses normal to the operation and maintenance of the Property; all installments of special assessments payable after the Closing, shall be paid exclusively by Purchaser.

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(b)          On the date of the Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Purchaser. If any prorations or adjustments are based on estimates as of Closing, when the amount of such costs, expenses, charges or amounts upon which such prorations or adjustments are finally known, Seller and Purchaser shall make a recalculation of the apportionment of the same, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation, provided such adjustment is claimed by such party within one hundred eighty (180) days after the Closing Date. Subject to the prorations to be made pursuant to this Section 11(b), if any resident sends payments to Seller after the Closing, Seller shall promptly deliver such payment to Purchaser. As soon as reasonably practicable following the Closing Date, but not more than ten (10) days following the Closing Date, Seller shall provide Purchaser a schedule of all unpaid accounts receivable relating to the period prior to the Closing Date. Seller shall have the right to pursue such delinquent amounts following the Closing; provided that Seller shall not have the right to cause any eviction or to terminate any Residency Agreement or Commercial Lease following the Closing on account of any delinquent amounts. Other than invoicing such past due amounts in accordance with Purchaser’s customary practice, Purchaser shall have no obligation to pursue any such delinquent amounts. To the extent such delinquent rents and other amounts are collected by Purchaser, Purchaser may deduct from the amount owed to Seller an amount equal to the attorneys’ fees and other reasonable costs of collection and out of pocket costs actually incurred by Purchaser in collecting such rents, as well as any other amounts due to Purchaser. Subject to the foregoing sentence, any rent or other payment collected after the Closing from any resident which owed a payment that was delinquent as of the Closing Date shall be applied first to Purchaser’s unpaid monetary obligations with respect to any periods from and after the Closing Date through the end of the month in which such payment is made, in such order as Purchaser may elect, until such monetary obligations have been paid in full; any remaining amount of such payment shall be paid over to Seller, for application against Seller’s delinquent monetary obligations with respect to any periods before the Closing Date, in such order as Seller may elect, until such delinquent monetary obligations have been paid in full, and any remaining amount of such payment shall be retained by Purchaser for application against Purchaser’s future obligations. In addition, in calculating the prorations pursuant to this Section 11(b), Seller shall receive a credit in the amount of any utility, municipality or other deposits relating to the Real Property made by Seller and which are assigned to Purchaser at the Closing. Seller shall be entitled to a refund from the utility or the municipality of any such deposits not assigned to Purchaser.

(c)          If any refund of real property taxes or payments under the PILOT Agreement regarding any of the Real Property or the Adjacent Land is made after the date of the Closing for a period prior to the Closing, after deducting Purchaser’s reasonable out-of-pocket costs, if any, in obtaining such refund, the amount of such refund that is on account of the period prior to Closing shall be paid to Seller or as Seller directs. The balance, if any, of such refund that is on account of the period following Closing shall be paid to Purchaser.

(d)          At Closing, Seller shall transfer the following sums or give Purchaser a credit against the Purchase Price in the amount of all (i) Accrued Employee Benefits for any Hired Employees accruing prior to the Closing Date; (ii) security deposits (together with any interest earned thereon or otherwise due to the residents under the terms of any residency agreement or Applicable Law); and (iii) last months’ rents, and other prepaid rent or fees (together with any interest earned thereon or otherwise due to the residents under the terms of any residency agreements or Applicable Law).

12.                         Closing Costs.

(a)          Seller shall be responsible for the payment of: (i) the fees and costs of Seller’s counsel and investment advisors representing it in connection with the Transactions; (ii) one-half (1/2) of the escrow fees charged by Escrow Agent; (iii) the real estate transfer fee (other than the “mansion tax”) payable in connection with the conveyance of the Property; and (iv) all fees, costs and expenses in connection with the prepayment and discharge of the financing documents that encumber the Property; and

(b)          Purchaser shall be responsible for the payment of (i) the fees and costs of Purchaser’s counsel and investment advisors representing it in connection with the Transactions; (ii) the entire cost of the Title Insurance Policies; (iii) survey costs, environmental inspection costs and all due diligence costs and expenses; (iv) all recording fees; (v) one-half of the escrow fees charged by Escrow Agent; (vi) any “mansion tax” payable pursuant to N.J.S.A. 46:15-7.2 in connection with the conveyance of the Property; and (vii) all other fees, costs and expenses incurred by Purchaser in connection with the Transactions, not specifically provided for herein.

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13.                         Remedies.

(a)          Purchaser Default. If Purchaser should default under this Agreement, and such default continues for ten (10) days after written notice thereof specifying such default, Seller may elect to cancel this Agreement by giving notice to Purchaser and Escrow Agent. The parties hereto agree that the damages that Seller will sustain as a result of such default will be substantial but will be difficult to ascertain. Accordingly, the parties agree that in the event that Seller shall elect to terminate this Agreement as a result of such default, and Seller is not otherwise in default under this Agreement, Escrow Agent is hereby directed to pay the Deposit to Seller, who shall retain the Deposit as and for its liquidated damages and sole remedy hereunder, in which event this Agreement shall be null and void and of no further force or effect except for those provisions expressly stated to survive the termination of this Agreement; provided, however, nothing herein shall limit the Seller’s rights under any indemnities set forth in this Agreement.

(b)          Seller Default. If Seller defaults on any of Seller’s obligations under this Agreement, and such default continues for ten (10) days after written notice thereof specifying such default, Purchaser’s sole remedy for Seller’s default shall be to elect either to: (i) cause the refund of the Deposit to Purchaser and reimburse Purchaser for its actual out-of-pocket costs in negotiating and performing due diligence under this Agreement, not to exceed $200,000 in the aggregate, and upon the making of such refund and reimbursement, this Agreement shall be null and void and of no further force or effect except for those provisions expressly stated to survive the termination of this Agreement and the lien, if any, of Purchaser against the Property shall wholly cease; or (ii) commence an action for specific performance. Purchaser hereby waives all other rights and remedies that it might have, including but not limited to, the right to sue for damages.

(c)          Collection Costs. If any legal action, arbitration or other similar proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and expenses. The phrase “prevailing party” shall include a party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise. In the event that either party is entitled to an award of its attorneys’ fees and expenses pursuant to the terms of this Section 13(c), such award shall be available notwithstanding the limitations on remedies set forth in Sections 13(a) and (b) above.

(d)          Survival.

(i)          Closing. None of the terms and conditions of this Agreement shall survive the Closing, except for the following Sections: 4(f)(ii), 6 (subject to the Survival Period), 7(c), 9(b), 10, 11, 12, 13, 14, 15, 16, 17(g), 17(k), 18 (subject to the Survival Period), 19, 20, 23, 24, 25, 26, 27, 28, 29 and 30.

(ii)         Termination. None of the terms and conditions of this Agreement shall survive the termination of this Agreement, except for the following Sections: 4(f)(ii) and (iv), 13, 14, and 16.

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14.                       Broker. Seller and Purchaser represent to each other that neither party has dealt with any broker or real estate consultant in connection with the Transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller and Purchaser acknowledge that Seller has engaged Stifel, Nicolaus & Company, Incorporated (“SN”) as its investment advisor and the Seller shall pay the fees due to SN in accordance with a separate agreement between Seller and SN. Seller and Purchaser shall indemnify and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys' fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section 14. The provisions of this Section 14 shall survive the Closing or termination of this Agreement.

15.                        Risk of Loss.

(a)          Condemnation.

(i)          The risk of any loss or damage to the Real Property by condemnation before the Closing shall continue to be borne by Seller. In the event any condemnation proceeding is commenced or threatened, Seller shall promptly give Purchaser written notice thereof (in any event within five (5) days after Seller first has Knowledge of the occurrence of same), together with such reasonable details with respect thereto as to which Seller may have Knowledge. If, prior to Closing, there is a material taking by eminent domain at the Real Property, this Agreement shall become null and void at Purchaser’s option, and upon receipt by Seller of the written notice of an election by Purchaser to treat this Agreement as null and void, this Agreement shall be deemed null and void. If Purchaser elects to proceed and to consummate the purchase despite said material taking, or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price and Purchaser shall be required to purchase the Property in accordance with the terms of this Agreement, and Seller shall assign to Purchaser, without representation of warranty by or recourse against Seller, all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceeding (in which event Purchaser shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage). For the purpose of this Section 15, the term “material” shall mean any taking of in excess of five percent (5%) of the square footage of the buildings on the Real Property or ten percent (10%) of the Land associated with the Real Property. The parties’ obligations, if any, under this Section 15(a) shall survive the expiration or any termination of this Agreement.

(b)          Destruction or Damage. The risk of any loss or damage to the Real Property by fire or other casualty before the Closing shall continue to be borne by Seller. Seller shall promptly give Purchaser written notice of any fire or other casualty (in any event within ten (10) days after Seller first has Knowledge of the occurrence of same), which notice shall include a description thereof in reasonable detail and an estimate of the cost of time to repair. If (i) any portion of the Real Property is damaged by fire or casualty after the Effective Date and is not repaired and restored substantially to its original condition prior to Closing, or (ii) at the time of Closing the estimated cost of repairs as to the Real Property is THREE HUNDRED FIFTY THOUSAND U.S. DOLLARS ($350,000.00) or less, as determined by an independent adjuster selected by Seller, Purchaser shall be required to purchase the Property in accordance with this Agreement, and Purchaser shall receive from Seller at Closing (I) an assignment, without representation of warranty by or recourse against Seller, of all insurance claims and proceeds with respect thereto, plus (II) an amount equal to Seller’s insurance deductible. If the estimated cost of repairing such damage to the Real Property is more than THREE HUNDRED FIFTY THOUSAND U.S. DOLLARS ($350,000.00), as determined by such independent adjuster, Purchaser may, at its sole option: (x) terminate this Agreement by notice to Seller on or before the earlier of the Closing or the tenth (10th) day after receipt of such notice described above, in which event no party shall have any further liability to the party under this Agreement; or (y) proceed to Closing as provided in this Section 15(b). In no event shall the amount of insurance proceeds assigned to Purchaser under this subparagraph (plus the amount of the deductible) exceed the lesser of (i) the cost of repair or (ii) the Purchase Price. The parties’ obligations, if any, under this Section 15(b) shall survive the expiration or any termination of this Agreement.

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16.                        Limited Warranties; Disclaimer.

(a)          Limited Warranties. Notwithstanding anything to the contrary contained in this Section 16, the purchase, sale and conveyance of the Property shall be made with the limited warranties from Seller to Purchaser contained in this Agreement and the Deeds.

(b)          Disclaimer. Purchaser agrees that, except as and to the extent provided in this Agreement or in the documents to be delivered by Seller at Closing (subject to the provisions set forth in Section 16(a) of this Agreement), Purchaser is purchasing the Property in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, and without any other warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or on behalf of, Seller.

(i)          Except as and to the extent provided in the representations and warranties contained in this Agreement and in the documents to be delivered by Seller at Closing, each of Seller and its Affiliates, and its and their officers, directors, employees, members, managers and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, with respect to the Property or any portion thereof, the physical condition or repair or disrepair thereof (whether patent or latent), the value, profitability or marketability thereof or the title thereto, or of any of the appurtenances, facilities or equipment thereon;

(ii)         Except as and to the extent provided in this agreement, Each of Seller and its Affiliates, and its and their officers, directors, employees, members, managers and agents, expressly disclaims, has not made, will not, and does not, make, any warranties, express or implied, of merchantability, habitability or fitness for a particular use;

(iii)        Except as and to the extent provided in this agreement, Purchaser has not relied upon any statement or representation by or on behalf of Seller unless such statement or representation is specifically set forth in this Agreement or in the documents to be delivered by Seller at Closing;

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(iv)        AS OF THE DATE HEREOF AND THROUGH THE END OF THE DUE DILIGENCE PERIOD, PURCHASER HAS MADE AND WILL MAKE SUCH LEGAL, FACTUAL AND OTHER INQUIRIES AND INVESTIGATIONS AS PURCHASER HAS DEEMED NECESSARY, DESIRABLE OR APPROPRIATE WITH RESPECT TO THE PROPERTY AND THE VALUE AND MARKETABILITY THEREOF AND OF THE APPURTENANCES, FACILITIES AND EQUIPMENT THEREOF. SUCH INQUIRIES AND INVESTIGATIONS OF PURCHASER ARE HEREBY DEEMED TO INCLUDE, WITHOUT LIMITATION, THE PHYSICAL COMPONENTS OF ALL PORTIONS OF THE IMPROVEMENTS, THE CONDITION OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF, SUCH STATE OF FACTS AS A CURRENT TITLE REPORT AND/OR AN ACCURATE SURVEY, ENVIRONMENTAL EXAMINATIONS, AND FLOOD PLAIN EXAMINATIONS WOULD SHOW OR DISCLOSE, AND THE PRESENT AND FUTURE ZONING, ORDINANCES, RESOLUTIONS AND REGULATIONS OF THE CITY, COUNTY AND STATE WHERE THE IMPROVEMENTS ARE LOCATED.

(c)          Except as specifically set forth in this Agreement or in the documents to be executed and delivered by Seller at Closing, each of Seller and its Affiliates, and its and their officers, directors, members, managers, partners, principals, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, that relate to, arise out of or with respect to (1) Purchaser’s ability, or inability, to obtain or maintain temporary or final certificates of occupancy or other licenses for the use or operation of the Improvements, and/or certificates of compliance for the Improvements, (2) the actual or potential income, or profits, to be derived from the Property, (3) the real estate, or other, taxes or special assessments, now or hereafter payable on account of, or with respect to, the Property, (4) Purchaser’s ability or inability to demolish the Improvements or otherwise develop the Property, or (5) the environmental condition of the Property.

17.                        General Provisions.

(a)          Entire Agreement. This Agreement and exhibits hereto constitute the entire agreement of Seller and Purchaser with respect to sale of the Property and supersedes all prior or contemporaneous written or oral agreements, whether express or implied, related to the subject matter hereof.

(b)          Amendments. This Agreement may be amended only by a written agreement executed and delivered by Seller and Purchaser.

(c)          Waivers. No waiver of any provision or condition of, or default under, this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d)          Time. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case it shall run to the next day which is a Business Day.

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(e)          Assignment. This Agreement may not be assigned by Purchaser without the consent of Seller. A direct or indirect transfer, sale or assignment of the majority stock interest in a corporate purchaser or the majority membership interest in a limited liability company purchaser or the majority or any general partnership interest of a partnership purchaser shall constitute an assignment of this Agreement, which assignment or attempted assignment shall be void if made without the written consent of Seller. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement, without the consent of Seller, to an Affiliate, including Purchaser’s Designee, provided the assignee assumes in writing all of the obligations of Purchaser to be performed under this Agreement in a form reasonably acceptable to Seller and an original of such fully executed assignment and assumption agreement is delivered to Seller at least five (5) Business Days prior to the Closing. Purchaser shall not assign this Agreement to an entity or individual which would make any of the statements, representations or warranties set forth in Section 8 of this Agreement untrue or incorrect in any material respect and any such assignment shall be null and void and without force and effect. No assignment of this Agreement shall relieve Purchaser from any of its obligations set forth herein arising prior to or after the effective date of the assignment.

(f)          Notices. Any notices or other communications permitted or required to be given hereunder shall be in writing, shall be delivered (i) personally, in which case notice shall be deemed delivered upon receipt or refusal of delivery, (ii) by reputable overnight delivery service, in which case notice shall be deemed delivered on the date of deposit with such courier, or (iii) by fax, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, and shall be addressed to the respective party as set forth in this subsection (f). Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given.

To Seller:	c/o WCP Investment Manager LLC
40 Danbury Road
Wilton, CT 06897-4406
Attention: Mr. Jordan S. Socaransky
Facsimile: 203-429-8599

with a copy to:	c/o WCP Investment Manager LLC
40 Danbury Road
Wilton, CT 06897-4406
Attention: Marc Porosoff, Esquire
Facsimile: 203-429-8599

with a copy to:	c/o Capital Health Group, LLC
Capital Health Group, LLC
1422 Clarkview Road
Baltimore, MD 21209
Attention: Mr. Kenneth R. Assiran
Facsimile: 410 342 7101

with a copy to:	Drinker Biddle & Reath LLP
500 Campus Drive
Florham Park, NJ 07932-1047
Attention: Michael San Giacomo, Esq.
Facsimile: 973-360-9831

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To Purchaser:	Woodbury Mews III, LLC
Woodbury Mews IV, LLC
Woodbury Mews Land Parcels, LLC
Attn: John Mark Ramsey
Attn: Kevin Thomas
189 S. Orange Avenue, Suite 1700
Orlando, FL 32801
Phone: 407-999-7679
Fax: 407-999-5210

with a copy to:	Michael A. Okaty, Esq.
Foley & Lardner LLP
111 N. Orange Avenue, Suite 1800
Orlando, FL 32801
Telephone: 407-423-7656
Fax: 407-648-1743
E-mail: mokaty@foley.com

(g)          Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New Jersey without regard to the laws regarding conflicts of laws.

(h)          Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.

(i)          Construction. Seller and Purchaser agree that each party and its counsel have reviewed and approved this Agreement, and that any rules of construction that provide that ambiguities be resolved against the drafting party shall not be used in the interpretation of this Agreement or any amendments or exhibits hereto. The words “include”, “including”, “includes” and any other derivation of “include” means “including, but not limited to” unless specifically set forth to the contrary. As used in this Agreement, the neuter shall include the feminine and masculine, the singular shall include the plural, and the plural shall include the singular, except where expressly provided to the contrary. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision. Headings of sections herein are for convenience of reference only, and shall not be construed as a part of this Agreement. Except to the extent expressly provided otherwise in this Agreement, references to “sections” or “subsections” in this Agreement shall refer to sections and subsections of this Agreement, and references to “exhibits” in this Agreement shall mean exhibits attached to this Agreement.

(j)          No Recording. Purchaser shall not, and shall not cause or permit any other person to, record this Agreement or any memorandum or other evidence thereof in any public records. If Purchaser violates the terms of this Subsection (j), then this Agreement shall be deemed to be breached by Purchaser and, in Seller’s sole discretion, ipso facto terminated. Nothing herein shall be deemed to prevent Purchaser from filing a Notice of Settlement.

(k)          Public Announcement. Seller and Purchaser agree to cooperate with each other to make joint and/or coordinated public announcements disclosing this Agreement and the Transactions contemplated hereby.

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(l)          Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines may have been found in buildings in the state in which the Real Property is located. Additional information regarding radon and radon testing may be obtained from public health units of the county in which the Real Property is located.

18.                        Indemnification.

(a)          Reserved.

(b)          Indemnification by Seller. From and after Closing, Seller shall indemnify, defend, and hold harmless Purchaser and each of their officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Indemnification Loss relating to, arising out of or resulting from any of the following:

(i)          Subject to the provisions of Section 6, any material breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document;

(ii)         The operation, ownership or control of the Property prior to Closing, including without limitation, any and all liabilities which relate to events occurring prior to the Closing, regardless of when they are asserted, except for (x) facts disclosed in or pursuant to Section 6 of this Agreement, the Diligence Materials, or in the Purchaser Commissioned Reports, but only to the extent such information constitutes Purchaser Knowledge; (y) Assumed Obligations, and (z) obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to the Purchaser; and

(iii)        Claims by any other party claiming to have represented Seller as broker or agent in connection with the transactions contemplated by this Agreement.

(c)          Indemnification by Purchaser. From and after Closing, Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Indemnification Loss relating to, arising out of or resulting from any indemnification of the following:

(i)          Any material breach by Purchaser of any of its representations, warranties, covenants or agreements in this Agreement or any other Document;

(ii)         The ownership and operation of the Property post-Closing, and the Assumed Obligations.

(iii)        Claims by any other party, other than SN, claiming to have represented Purchaser as broker or agent in connection with the transactions contemplated by this Agreement.

(d)          Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Section 18(b) and Section 18(c), the following procedure shall apply:

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(i)          Whenever a claim shall arise for indemnification under this Section 18, the party entitled to indemnification (the “Indemnified Party”) shall give a reasonably prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(ii)         In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. If, however, (x) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (y) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (x), the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party. In the case of clause (y), the Indemnifying Party shall pay all costs of defense of both itself and the actual out-of-pocket costs of the Indemnified Party.

(iii)        If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement from the Indemnifying Party of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Section 18.

(iv)        Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay, except that no claim shall be brought after the expiration of the Survival Period. Notwithstanding anything to the contrary contained herein, the parties agree that no indemnification right or obligation shall apply to the extent any such Indemnification Loss or expense is paid to an Indemnified Party by an insurance company.

(v)         The right to pursue indemnification as set forth in this Section 18 shall survive the Closing hereunder for a period of eighteen (18) months following the Closing (the “Survival Period”).

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(vi)        Notwithstanding anything to the contrary in this Agreement, (i) the right to pursue indemnification as set forth in this Section 18 shall be actionable or payable only if valid claims for Losses, if any, collectively aggregate more than TWENTY FIVE THOUSAND and No/100 U.S. Dollars ($25,000.00) (the “Floor”); and (ii) the aggregate maximum liability of the entities comprising the Seller under this Section 18 shall not exceed $1,500,000.00 (the “Cap”); provided, however, that the foregoing limitation shall not apply in the case of fraud on the part of Purchaser, Seller or any of their respective Affiliates. In addition, Purchaser shall first seek recovery under any insurance policies, the Title Insurance Policy and other applicable agreements, and Seller shall not be liable to Purchaser to the extent Purchaser’s claim is actually satisfied from any sums recovered from such insurance policies, Title Insurance Policy or other applicable agreements. FINALLY, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES OTHER THAN IN THE EVENT OF FRAUD.

(vii)       The indemnification provisions in this Section 18 shall be the sole and exclusive remedy of any Indemnified Party with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

19.                           Diligence Materials. Seller has delivered or will make available to Purchaser all plans, maps, descriptions, permits, certifications, Licenses, approvals, environmental assessments, environmental audits, and other diligence materials (but not including any appraisals) (the “Diligence Materials”) respecting the Property in Seller's possession or control, which material shall be returned to Seller by Purchaser if Closing is not completed and Purchaser will not retain any copies. For purposes of this Agreement, Diligence Materials shall be deemed to include all Title Commitments, Surveys and results of Tests, including environmental reports and engineering reports relating to the physical condition of the Property, but shall not be deemed to include any appraisals. Purchaser shall make no claim under this Agreement, for breach of representation or warranty, indemnification or otherwise, in respect of a fact, circumstance or condition of which Purchaser has Purchaser Knowledge prior to the Closing, except that the foregoing shall not prevent Purchaser from raising an objection as to any fact, circumstance or condition disclosed in the Title Commitments, Surveys, the Diligence Materials or in the Purchaser Commissioned Reports and shall not prevent Purchaser from exercising any right to terminate this Agreement as provided herein on account of any such fact, circumstance or condition disclosed in the Diligence Materials or in the Purchaser Commissioned Reports whether or not such fact, circumstance or condition is contrary to a representation or warranty of Seller contained in this Agreement. The provisions of this Section 19 shall survive the closing of title.

20.                           Facsimile and PDF Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures or signatures in portable document format (pdf) delivered by electronic mail, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile or pdf signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or pdf signature. Purchaser and Seller each intend to be bound by its respective facsimile transmitted or pdf signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission or transmission by electronic mail of pdf signatures.

21.                          Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

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22.                           Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is not a Saturday, Sunday or a legal holiday.

23.                           Like-Kind Exchange. Purchaser acknowledges that Seller may, at Seller’s option, include Seller’s sale of the Property in a like-kind exchange under the Code. Purchaser shall reasonably cooperate with Seller and shall execute any documents reasonably required to permit Seller to effect such a like-kind exchange pursuant to the Code, provided that such like-kind exchange shall not delay the Closing or cause Purchaser to incur any additional liability or expense. Seller acknowledges that Purchaser may, at Purchaser’s option, include Purchaser’s acquisition of the Property in a like-kind exchange under the Code. Seller shall reasonably cooperate with Purchaser and shall execute any documents reasonably required to permit Purchaser to effect such a like-kind exchange pursuant to the Code, provided that such like-kind exchange shall not delay the Closing or cause Seller to incur any additional liability or expense.

24.                           Certificate of Occupancy; etc. If any certificate of occupancy, certificate of continued occupancy, site plan waiver, smoke detector certificate or other approval is necessary to legally convey title to the Real Property, Seller shall use commercially reasonable efforts to obtain any such approval at its sole cost and expense prior to the Closing Date. If any alterations or improvements to the Real Property are required in order to obtain any such certificate or approval, then Seller shall use commercially reasonable efforts to perform such alterations and improvements prior to the Closing Date, and Seller shall have the right to postpone the Closing Date for up to thirty (30) days in order to perform such alterations and improvements. The costs and expenses of performing any alterations or improvements for any Real Property shall be the sole responsibility of the Seller. The provisions of this Section 24 shall survive the Closing.

25.                          Tax Sale Certificates. Seller represents and warrants that WM Acquisitions, LLC (“WMA”), an Affiliate of Seller, has good and marketable title (subject to liens in connection with the existing mortgage financing) to the following tax sale certificates encumbering the Adjacent Land: Tax Sale Certificate No. 05-0074; Tax Sale Certificate No. 05-0075; Tax Sale Certificate No. 05-0076; Tax Sale Certificate No. 2007-0058; Tax Sale Certificate No. 2010-0112; Tax Sale Certificate No. 2010-0115; and Tax Sale Certificate No. 2010-0116 (collectively, the “Tax Sale Certificates”), which are the subject of tax sale certificate foreclosure actions by WMA currently pending in the Superior Court of New Jersey, Chancery Division, Docket nos. F-007892-12, F-007893-12, F-007894-12 and F-007895-12 (collectively, the “Tax Foreclosure Actions”). Seller represents and warrants that it has paid all outstanding taxes on the Adjacent Lands as of the date of execution of this Agreement, and will continue to pay all taxes that accrue on the Adjacent Lands up to and including the quarterly taxes for the quarter during which Closing occurs. It is the intention of the parties to have title to the Adjacent Land prior to Closing and in that regard, Seller shall prosecute the pending Tax Foreclosure Actions as promptly as permitted by Rules of Court and Orders of the Court having jurisdiction, Seller agrees time is of the essence. At the Closing, Seller shall cause WMA to (i) if final judgments have not yet been entered in the Tax Foreclosure Actions, assign to Purchaser the Tax Sale Certificates, and its rights to proceed in the Tax Foreclosure Actions, pursuant to an Assignment of Tax Sale Certificates in the form attached hereto as Exhibit F-2; and (ii) if final judgments have been entered in one or more of the Tax Foreclosure Actions, convey the Adjacent Land to Purchaser by Deed in the form annexed hereto as Exhibit C. Seller shall manage the Tax Foreclosure Actions on behalf of Purchaser after the Closing, and, except for the costs expressly required to be borne by Seller under this Section 25, Purchaser shall indemnify, defend and hold Seller (and its Affiliates) harmless from any claims, demands, costs, damages, losses or causes of action with respect to the Tax Sale Certificates or the Tax Foreclosure Actions after the Closing. For the avoidance of doubt, Purchaser shall assume at Closing all risk in connection with the completion of the Tax Foreclosure Actions on the condition that the Tax Foreclosure Actions have been properly filed and prosecuted as of Closing and the Title Company issues a certificate of regularity as to the Tax Foreclosure Actions. Purchaser shall pay all attorneys’ fees and disbursements in connection with the Tax Foreclosure Actions incurred after the Closing, up to $25,000.00, and Seller shall pay all attorneys’ fees and disbursements in connection with the Tax Foreclosure Actions incurred after the Closing in excess of $25,000.00. The provisions of this Section 25 shall survive the Closing.

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26.                           City Agreement and PILOT Agreement. Purchaser acknowledges that Seller is a party to that certain Sale and Assignment Agreement with the City of Woodbury (the “City”), dated March 7, 2012 (the “City Agreement”) and that certain Assignment of Financial Agreement from the City, dated March 30, 2012 (the “PILOT Assignment”) pursuant to which the City assigned to Seller a certain PILOT Agreement (as defined in the PILOT Assignment, the “PILOT Agreement”). Seller shall use all commercially reasonable efforts to assign to Purchaser all of Seller’s right, title and interest in the City Agreement and the Pilot Agreement pursuant to an Assignment of City Agreement in the form attached hereto as Exhibit F-3, Assignment of Pilot Agreement in the form attached hereto as Exhibit F-4; or such other form as may be acceptable to the City. Purchaser acknowledges that: (i) the consent of the City is required under the terms of the City Agreement and the PILOT Agreement to the assignment of the PILOT Agreement; (ii) under applicable legal requirements, Purchaser may be required to organize as an urban renewal entity in order to become a party to the PILOT Agreement; and (iii) the conveyance of certain tax sale certificates from the City to WMA, as contemplated by the City Agreement, has already taken place, and such tax sale certificates are included in the Tax Sale Certificates to be conveyed to Purchaser pursuant to Section 25. In the event that Seller has not obtained the consent of the City to the assignment of the PILOT Agreement to Purchaser with respect to the Adjacent Land prior to the Closing, then Seller and Purchaser shall continue to use commercially reasonable efforts to pursue such assignments until the City consents or irrevocably rejects such assignment, in which event the Seller shall have no further obligation to pursue the assignment and no liability to the Purchaser for the failure to complete such assignments. The provisions of this Section 26 shall survive the closing of title.

27.         Non-compete. Except for those properties currently being owned or operated by Seller and shown on Schedule 4, Seller agrees that for three (3) years following the Closing Date, Seller and Seller’s Affiliates shall not directly or indirectly (unless acting in accordance with Purchaser’s written consent) own, manage, operate or participate in the ownership, management or operation of, or permit its name to be used by or in connection with, any business or enterprise that develops, owns, operates or manages any facility that is used or intended for use, in whole or in part, for occupancy as an independent or assisted living facility for senior citizens and that is located within a five (5) mile radius of the Real Property; provided, however, that the foregoing shall not restrict loans made or acquired by Capital Funding Group, Inc., CFG Community Bank, Westport Capital Partners LLC, or their Affiliates. The provisions of this Section 27 shall survive the Closing.

44

28.         Income Support. (a) Subject to and in accordance with the provisions of this Section 28 and the Income Support Agreement attached hereto as Exhibit P (the “Income Support Agreement”), if, after the Closing, the NOI for the Property for any Quarter is less than $775,000.00 (the “Quarterly Threshold”), Seller shall pay to Purchaser the difference between the Quarterly Threshold and the actual NOI for such Quarter (the “Income Support Payment”) within thirty (30) days after receipt of notice from Purchaser, setting forth in reasonable detail the calculation of NOI for such Quarter. A “Quarter” shall be a period of three (3) consecutive calendar months, commencing, with respect to the first Quarter, on the first day of the first (1st) calendar month after the month in which the Closing Date occurs, and with respect to each subsequent Quarter, on the day immediately following the end of the preceding Quarter. A “Year” shall be a period of four (4) consecutive Quarters, commencing, with respect to the first Year, on the first day of the first Quarter as defined in the immediately preceding sentence, and with respect to each subsequent Year, on the day immediately following the end of the preceding Year.

(b)          At the end of any Year during which Seller has made any Income Support Payments pursuant to Section 28(a), Seller and Purchaser shall reconcile any Income Support Payments made over such Year as follows: (i) if the NOI for the Property for such Year is less than $3,100,000.00 (the “Annual Threshold”), Seller shall pay to Purchaser the difference between the Annual Threshold and the actual NOI for such Year, less the amount of any Income Support Payments paid by Seller during such Year, and (ii) if the NOI for the Property for such Year is equal to or more than the Annual Threshold, Purchaser shall pay to Seller the amount of any Income Support Payments paid by Seller during such Year. The reconciliation pursuant to this Section 28(b) shall occur within thirty (30) days after the end of a Year, and Seller or Purchaser, as applicable, will make any required payment to the other party within thirty (30) days after the reconciliation. Notwithstanding anything to the contrary contained in this Section 28(b), Seller shall not be required to make the payment set forth in clause (i) of the first sentence of this Section 28(b) if Seller’s obligations under this Section 28 have terminated pursuant to Section 28(c) prior to the reconciliation.

(c)          Notwithstanding anything to the contrary contained in this Section 28, Seller’s liability under this Section 28 shall not exceed $2,000,000.00 in the aggregate. Seller’s obligations under this Section 28 shall terminate on the later to occur of (i) the last day of the first Year after the Closing Date occurs, or (ii) the last day of the second (2nd) consecutive Quarter in which the NOI from the Property is in excess of the Quarterly Threshold.

(d)          The provisions of this Section 28 shall survive the Closing.

29.         Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement shall be deemed to be attached hereto and incorporated by reference even though it may be maintained separately from this Agreement or completed after the Effective Date so long as it is acknowledged as a Schedule or an Exhibit to this Agreement by the parties hereto as of Closing. Any item disclosed hereunder (including in the Schedules and Exhibits hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced. The Schedules and Exhibits not attached hereto as of the Effective Date will be prepared and mutually agreed to by the parties within five (5) business days of the Effective Date, except for (i) Exhibit B, which will be prepared in the time frame set forth in Section 2(a); (ii) the Management Agreement, which will be prepared in the time frame set forth in Section 4(g); and (iii) the Interim Licensure Arrangements, which shall be finalized prior to July 12, 2013. The parties agree to cooperate and act in good-faith during the preparation of such documents.

45

30.         Bulk Sale Tax Compliance. The parties will comply with and file any and all necessary notifications arising from this Agreement with the New Jersey Division of Taxation Bulk Sale Section in accordance with N.J.S.A. 54:50-38, and comply with any escrow or other requirements relating thereto. No later than twenty (20) days prior to Closing, Seller shall provide Purchaser with New Jersey Division of Taxation forms C-9600, completed by Seller with Seller information required, and Asset Transfer Tax Declaration. Purchaser will complete form C-9600 with Purchaser information and file with the New Jersey Division of Taxation Bulk Sale Section no later than fifteen (15) days prior to Closing. Any notice or response received by either party from the New Jersey Division of Tax Bulk Sale Section shall be promptly provided to the other party. Receipt of a response from the New Jersey Division of Taxation Bulk Sale Section with a release or escrow directive, shall be a condition of Closing.

[SIGNATURES CONTINUE ON FOLLOWING PAGES.]

46

IN WITNESS WHEREOF, the Purchaser has executed this Agreement on the date first above written.

PURCHASER:

Woodbury Mews III, LLC

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Its: Authorized Signatory

Woodbury Mews IV, LLC

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Its: Authorized Signatory

Woodbury Mews Land Parcels, LLC

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Its: Authorized Signatory

IN WITNESS WHEREOF, the Seller has executed this Agreement on the date first above written.

SELLER:

Employer Identification No.:	THREE WM REAL ESTATE, LLC, a Delaware limited liability company

	By:	WMRE THREE, LLC, a Delaware limited liability company, its sole member and manager

		By:	CHG WMRE, LLC, a Delaware limited
liability company, its manager

By:	/s/	Ken Assiran
Name:	Ken Assiran
Title:	President

Employer Identification No.:	THREE WM OPERATING, LLC,
a Delaware limited liability company

	By:	WMRE THREE, LLC, a Delaware limited liability company, its sole member and manager

		By:	CHG WMRE, LLC, a Delaware limited
liability company, its manager

By:	/s/	Ken Assiran
Name:	Ken Assiran
Title:	President

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

SELLER:

Employer Identification No.:	FOUR WM REAL ESTATE, LLC, a Delaware limited liability company

	By:	WMRE FOUR, LLC, a Delaware limited liability company, its sole member and manager

		By:	CHG WMRE, LLC, a Delaware limited
liability company, its manager

By:	/s/	Ken Assiran
Name:	Ken Assiran
Title:	President

Employer Identification No.:	FOUR WM OPERATING, LLC,
a Delaware limited liability company

	By:	WMRE FOUR, LLC, a Delaware limited liability company, its sole member and manager

		By:	CHG WMRE, LLC, a Delaware limited
liability company, its manager

By:	/s/	Ken Assiran
Name:	Ken Assiran
Title:	President

ACCEPTANCE AND APPROVAL BY ESCROW HOLDER

Escrow Holder hereby (i) acknowledges receipt of a fully executed copy or counterpart copies of the foregoing Agreement on this 26th day of June, 2013, and (ii) agrees to establish an escrow and act as the Escrow Holder in accordance with the provisions of the Agreement. Escrow Holder further agrees to deliver immediately to Purchaser and Seller fully executed copies of the Agreement

Acres Land Title Agency, Agent for Chicago Title Insurance Company,

By:	/s/ Deborah Bannworth
Printed:	Deborah Bannworth
Title:

Escrow No.:

Escrow Officer and
Address for Notices:	Acres Land Title Agency
Agent for Chicago Title Insurance Company
c/o Debbie Bannworth
55 Essex Street
Millburn, New Jersey 07041
Phone: (973)376-4643
Fax: (973)912-8195

Wire Transfer Information:

OUR BANK:

ABA ROUTING:
OUR ACCOUNT NAME:
ACCOUNT NUMBER:
REFERENCE:
Project Name:
CLIENT NAME:
Attention:

Exhibits and Schedules to the Agreement

Exhibit A-1	Description of Facilities

Exhibit A-2	Description of Land

Exhibit B	Purchase Price Allocation

Exhibit C	Form of Deeds

Exhibit D	Form of Guaranty

Exhibit E	FIRPTA Affidavit

Exhibit F – 1	Form of Assignment of Property Agreements

Exhibit F – 2	Form of Assignment of Tax Sale Certificates

Exhibit F – 3	Form of Assignment of City Agreement

Exhibit F – 4	Form of Assignment of Pilot Agreement

Exhibit G	Form of Management Agreement

Exhibit H	Form of Interim Licensure Arrangements

Exhibit I	Schedule of Vehicles and Equipment

Exhibit J	Rent Roll

Exhibit K	Employee Contracts and Matters

Exhibit L	Form of Assignment of Residency Agreements and Commercial Leases

Exhibit M	Form of Bill of Sale and General Assignment

Exhibit N	Form of Audit Letter

Exhibit O	Form of Bulk Sales Tax Escrow Agreement

Exhibit P	Form of Income Support Agreement

Schedule 1	Retained Computer Software

Schedule 2	Property Agreements

Schedule 3	Environmental Reports

Schedule 4	Exclusions from Noncompete

Schedule 5	Existing Manager Property

Schedule 6	Insurance

Schedule 7	Licenses

Schedule 8	Litigation

EXHIBIT A-1

DESCRIPTION OF FACILITIES

Facility Name	Address	Number of Beds/Units

Three Woodbury Mews	124 (a/k/a 160) Green Avenue Block 142, Lot 2 City of Woodbury, Gloucester County, New Jersey	118 Beds

Four Woodbury Mews	122 Green Avenue Block 142, Lot 3 City of Woodbury, Gloucester County, New Jersey	130 Units

EXHIBIT A-2

DESCRIPTION OF LAND

(See Attached)

EXHIBIT B

PURCHASE PRICE ALLOCATION

Facility	Amount
Three Facility	$
Four Facility	$
[OTHER ALLOCABLE ITEMS]	$
TOTAL PURCHASE PRICE	$

EXHIBIT C

Form of Deed

Prepared by:

_______________

_______________

_______________

BARGAIN AND SALE DEED

This Bargain and Sale Deed is made on ________________, 2013.

BETWEEN	___________________, a ___________________,
whose address is ___________________________.

referred to as Grantors

AND	________________________, a ____________,
whose address is, ___________________________.

referred to as Grantees.

The words “Grantor” and “Grantee” shall mean all Grantors and Grantees listed above.

TRANSFER OF OWNERSHIP. The Grantor does hereby grant, bargain, sell, convey and transfer ownership of the property (called the “Property”) described below to the Grantee. This transfer is made for the sum of _____________________ Dollars ($____________). The Grantor acknowledges receipt of this money.

TAX MAP REFERENCE. (N.J.S.A. 46:15-1.1)

Municipality:	___________________.
Description:	___________________.

PROPERTY. The Property consists of the land (the “Land”) and all the buildings and structures on the Land in the City of Woodbury, County of Gloucester, State of New Jersey and the easements benefitting such Land, building and structures.

SEE LEGAL DESCRIPTION ATTACHED HERETO AS EXHIBIT A AND MADE A PART HEREOF.

The street address of the Property is: ____________________________________.

Being the same premises conveyed to Grantor by Deed dated [____________] from [____________] which Deed was recorded in the Office of the County Clerk of [___________] County in Deed Book [_____], page [______].

Promises by Grantor. The Grantor promises that, except for easements, covenants, and restrictions of record, the Grantor has done no act to encumber the property. This promise is called a “covenant as to grantor's acts” (N.J.S.A. 46:4-6). This promise means that the Grantor has not allowed anyone else to obtain any legal rights which affect the property (such as by making a mortgage or allowing a judgment to be entered against the Grantor).

SIGNATURES. The Grantor signs this Deed as of the date at the top of the first page.

WITNESSES:	GRANTOR:

________________________________
a ______________________________
___________________________
Printed Name:

___________________________	By: ______________________________
Printed Name:	Name: ______________________________
Title: _______________________________

STATE OF ____________	)
) ss.
COUNTY OF __________	)

Before me this ______ day of ____________, 2013, personally appeared ________________, who acknowledged himself to be the ________________ of _______________________, a ___________________, and as such, being authorized to do so, executed the foregoing instrument on behalf of said corporation.

WITNESS my hand and Notarial Seal this ____ day of ____________, 2013.

My Commission Expires:
_____________	Notary Public – Signature

My County of Residence:
_________________	Notary Public – Printed

RECORD AND RETURN TO:

EXHIBIT D

Form of Guaranty

GUARANTY OF agreement of sale

THIS GUARANTY OF AGREEMENT OF SALE, dated as of __________, 2013 (the “Guaranty”), is executed by CAPITAL HEALTH GROUP, LLC (“Guarantor”), and extended to Woodbury Mews III, LLC, Woodbury Mews IV, LLC, and Woodbury Mews Land Parcels, LLC, each a Delaware limited liability company (individually and collectively, the “Purchaser”), for the benefit of THREE WM REAL ESTATE, LLC, THREE WM OPERATING, LLC, FOUR WM REAL ESTATE, LLC, and FOUR WM OPERATING, LLC, each a Delaware limited liability company (each a “Seller” and collectively “Sellers”).

RECITALS:

WHEREAS, Purchaser has agreed to purchase, and Sellers have agreed to sell and cause to be transferred to Purchaser, an assisted living facility and independent living facility located in Woodbury, New Jersey (the “Facilities”), described in the Purchase Agreement, and real and personal property associated therewith pursuant to the terms and conditions of that certain Agreement of Sale between Seller and Purchaser dated June __, 2013 (the “Purchase Agreement”).

WHEREAS, without this Guaranty, Purchaser would be unwilling to consummate the transactions contemplated in the Purchase Agreement.

WHEREAS, because of the direct benefit to Guarantor, as a holder of direct or indirect beneficial ownership interests in each Seller, from the transaction described in the Purchase Agreement, and as an inducement to Purchaser to enter into the Purchase Agreement, Guarantor agree to guarantee to Purchaser certain obligations of Sellers pursuant to the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the benefits received by Guarantor as a result of the Purchaser’s execution of and performance under the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged by Guarantor, Guarantor hereby covenants and agrees as follows:

1.          Guaranty of Payment. Guarantor hereby unconditionally guarantees to Purchaser the payment, when due, of all Seller Obligations. For the purposes hereof, the term “Seller Obligations” shall include any and all payment, reimbursement, and indemnity obligations of Seller to Purchaser pursuant to Section 18 and Section 28 of the Purchase Agreement, as such Seller Obligations may be modified, amended, increased, or extended from time to time by agreement of the Sellers. The guaranty of Guarantor, as set forth in this section, is a guaranty of payment.

2.          Subordination. All rights and claims of Guarantor now or hereafter existing including, without limitation, rights to distributions or dividends from the Seller (collectively the “Guarantor Claims”) against Seller or any of Seller’s property which Seller now owns or shall acquire in the future or hereafter existing shall be subordinate and subject in right of payment to the prior payment in full of the Seller Obligations to Purchaser by Seller; provided, however that nothing herein shall limit Sellers’ ability to pay Guarantor Claims in the ordinary course of business.

3.          Guarantor Waivers. Guarantor hereby waives and agrees not to assert or take advantage of (a) any right or claim of right to cause a marshalling of any of Sellers’ assets or the assets of any other party now or hereafter held as security for the Seller Obligations; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of Guarantor, any other guarantor of the Seller Obligations, or any Seller or any other person or entity, or the voluntary or involuntary dissolution of any Seller or Guarantor, or the failure of Purchaser to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of any Seller or any other person or entity; (c) any action or non-action on the part of any other person whomsoever; (d) any defense based upon an election of remedies by Purchaser which destroys or otherwise impairs any subrogation rights of Guarantor or any other guarantor of the Seller Obligations or the right of Guarantor to proceed against Seller or any other guarantor for reimbursement, or both; (e) any defense based upon failure of Purchaser to commence an action against any Seller; (f) any defense based upon acceptance of this Guaranty by Purchaser; (g) any defense based upon the invalidity or unenforceability of the Purchase Agreement or any of the Seller Obligations; (h) any defense based upon the failure of Purchaser to perfect any security or to extend or renew the perfection of any security; and (i) any other legal or equitable defenses whatsoever to which Guarantor might otherwise be entitled, other than to the extent related to the underlying merits of whether or not a Seller Obligation exists.

4.          Consent to Purchaser’s Actions or Inactions. Guarantor consents that Purchaser may, at any time and from time to time, before or after any default by any Seller pursuant to the Purchase Agreement, without reducing the liability of Guarantor hereunder and with or without further notice to or assent from Guarantor:

(a)          Waive or delay the exercise of any of its rights or remedies against any Seller or any other person or entity, including without limitation, Guarantor guaranteeing payment of any portion of the Seller Obligations; notwithstanding any waiver or delay, Purchaser shall not be precluded from further exercise of any of its rights, powers or privileges expressly provided for herein or otherwise available, it being understood that all such rights and remedies are cumulative;

(b)          Waive or extend the time of any Seller’s or any other guarantor’s performance of any and all terms, provisions and conditions set forth in the Purchase Agreement;

(c)          Release any Seller or any other person or entity, including without limitation any other guarantor guaranteeing the payment of any portion of the Seller Obligations, from their obligations to repay all or any portion of the Seller Obligations;

(d)          Proceed against Guarantor without first proceeding against or joining any Seller or any other guarantor guaranteeing payment of any portion of the Seller Obligations; and

(e)          Generally deal with any Seller or other person or party as Purchaser may see fit.

Guarantor shall remain bound under this Guaranty notwithstanding any such exchange, release, surrender, subordination, waiver (whether or not such waiver is oral or written), delay, proceeding, renewal, extension, modification, act or failure to act, or other dealings or events described in Subsections 4(a) through (e) above, even if done without notice or consent from Guarantor.

5.          Waiver of Notice. Guarantor waives all notices whatsoever with respect to the Purchase Agreement, this Guaranty, and the Seller Obligations, including, but not limited to, notice of:

(a)          Purchaser’s acceptance of this Guaranty or its intention to act, or its action, in reliance hereon;

(b)          Presentment and demand for payment of any Seller Obligations or any portion thereof;

(c)          Protest and notice of dishonor or non-payment with respect to any Seller Obligations or any portion thereof;

(d)          Any default by any Seller or any pledgor, grantor of security, or any other guarantor guaranteeing the payment of any portion of the Seller Obligations;

(e)          Any other notices to which Guarantor may otherwise be entitled; and

(f)          Any demand for payment under this Guaranty.

6.          Primary Liability of Guarantor. Guarantor agrees that this Guaranty may be enforced by Purchaser without the necessity at any time of resorting to or exhausting any other security or collateral, and Guarantor hereby waives any rights to require Purchaser to proceed against any Seller or any other guarantor or to require Purchaser to pursue any other remedy or enforce any other right, except as otherwise provided in the Purchase Agreement. Guarantor further agrees that Guarantor shall have no right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for the Seller Obligations against any Seller or any other guarantor, unless and until all of the Seller Obligations have been paid in full to Purchaser or otherwise satisfied to Purchaser’s satisfaction. Guarantor further agrees that nothing contained herein shall prevent Purchaser from exercising any other rights available to it under the Purchase Agreement or any instrument of security if any Seller fails to timely perform the obligations of any Seller thereunder, and the exercise of the aforesaid rights shall not constitute a discharge of any of Guarantor’s obligations hereunder; it being the purpose and intent of Guarantor that Guarantor’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any Seller or any other guarantor or by reason of any Seller’s or any other guarantor’s bankruptcy, insolvency, death, or dissolution.

7.          Subrogation Rights. Guarantor irrevocably waives any present or future right to which Guarantor is or becomes entitled to be subrogated to Purchaser’s rights against any Seller or to seek contribution, reimbursement, indemnification, or the like from any Seller on account of this Guaranty or to assert any other claim or right of action against any Seller on account of, arising under, or relating to this Guaranty.

8.          Cost of Enforcement. In the event that the Seller Obligations or this Guaranty are not paid when due, or should it be necessary for Purchaser to enforce any other of its rights under the Purchase Agreement or this Guaranty, Guarantor will pay to Purchaser, in addition to payment of all Seller Obligations, all third party costs of collection or enforcement, including reasonable attorneys’ fees, paralegals’ fees, legal assistants’ fees, costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Purchaser arising out of or related to a Seller Obligation under the Purchase Agreement, enforcement of any judgment based on this Guaranty or otherwise related to a Seller Obligation, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

9.          Term of Guaranty; Warranties. Notwithstanding any statute of limitations applicable hereto, this Guaranty shall continue in full force and effect (i) with respect to the Seller Obligations under Section 18 of the Purchase Agreement, for eighteen months following the date hereof and (ii) with respect to the Seller Obligations under Section 28 of the Purchase Agreement, until the termination of such Seller Obligations pursuant to the terms of said Section 28; provided, however, that if any claim for Seller Obligations has been made and remains outstanding, then this Guaranty shall not terminate until such claim for Seller Obligations is fully paid or otherwise finally resolved. This Guaranty covers the Seller Obligations whether presently outstanding or arising subsequent to the date hereof. Guarantor warrants and represents to Purchaser, (i) that this Guaranty is binding upon and enforceable against Guarantor and its successors and assigns in accordance with its terms, (ii) that the execution and delivery of this Guaranty does not violate any applicable laws or constitute a breach of any agreement to which Guarantor is a party, and (iii) that except as may have been specifically disclosed to Purchaser in writing, there is no litigation, claim, action or proceeding pending, or, to the knowledge of such Guarantor, threatened against such Guarantor which would materially adversely affect its ability to fulfill its obligations hereunder. Guarantor agrees to promptly inform Purchaser of the adverse determination of any litigation, claim, action or proceeding or the institution of any litigation, claim, action or proceeding against Guarantor which does or could materially adversely affect its ability to fulfill its obligations hereunder.

10.         Additional Liability of Guarantor. If Guarantor is or becomes liable for any indebtedness owing by any Seller to Purchaser by endorsement or otherwise than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all and the same force and effect it would have had if this Guaranty had not existed and Guarantor’s liability hereunder shall not be in any manner impaired, reduced, enhanced or expanded thereby.

11.         Cumulative Rights. Except as otherwise provided in the Purchase Agreement, all rights of Purchaser hereunder or otherwise arising under the Purchase Agreement or any documents executed in connection with or as security for the Seller Obligations are separate and cumulative and may be pursued separately, successively or concurrently, or not pursued without affecting, reducing or limiting any other right of Purchaser and without affecting, reducing, or impairing the liability of Guarantor.

12.         Pronouns; Captions; Severability. The pronouns used in this instrument shall be construed as masculine, feminine or neuter as the occasion may require. Use of the singular includes the plural, and vice versa. Captions are for reference only and in no way limit the terms of this Guaranty. Invalidation of any one or more of the provisions of this Guaranty shall in no way affect any of the other provisions hereof, which shall remain in full force and effect. Use of the term “include” or “including” is always without limitation. “Person” or “party” means any natural person or artificial entity having legal capacity.

13.         Purchaser Assigns. This Guaranty is intended for and shall inure to the benefit of Purchaser and its successors or assignees, and each and every reference herein to Purchaser shall include and refer to each and every successor or assignee of Purchaser at any time holding or owning any part of or interest in any part of the Seller Obligations. Guarantor expressly waives notice of transfer or assignment, and agrees that the failure of the Purchaser to give notice will not affect the liabilities of Guarantor hereunder.

14.         Application of Payments. Purchaser may apply any payments received by it from any source against that portion of the Seller Obligations it deems appropriate in such priority and fashion as it may deem appropriate.

15.         Notices. Except as otherwise provided in this Guaranty, all notices or other communications under this Guaranty shall be sent by hand, by overnight courier, or by registered or certified mail, postage prepaid, to the parties at the following addresses:

to Guarantor:	Capital Health Group, LLC
1422 Clarkview Road
Baltimore, MD 21209
Attention: Mr. Kenneth R. Assiran

Facsimile: 410 342 7101

with copies to:	Drinker Biddle & Reath LLP

500 Campus Drive
Florham Park, NJ 07932-1047
Attention: Michael San Giacomo, Esq.
Facsimile: 973-360-9831

to Purchaser:	Woodbury Mews III, LLC
Woodbury Mews IV, LLC
Woodbury Mews Land Parcels, LLC
Attn: John Mark Ramsey
Attn: Kevin Thomas
189 S. Orange Avenue, Suite 1700
Orlando, FL 32801
Phone: 407-999-7679
Fax: 407-999-5210

with copies to:	Michael A. Okaty, Esq.
Foley & Lardner LLP
111 N. Orange Avenue, Suite 1800
Orlando, FL 32801
Phone No.: 407-423-7656
Fax No.: 407-648-1743
E-mail: mokaty@foley.com

This section shall not be construed in any way to affect or impair any waiver of notice or demand herein provided or to require giving of notice or demand to or upon Guarantor in any situation or for any reason.

16.         Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its principles of conflict of laws.

17.         Submission to Jurisdiction. Guarantor irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Guaranty may be brought, at the option of Purchaser, in a court of competent jurisdiction in Gloucester County, New Jersey or any United States District Court having jurisdiction in Gloucester County, New Jersey; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any and all personal rights under the laws of any state to object to the laying of venue of any such suit, action or proceeding in Gloucester County, New Jersey.

18.         Oral Modification Ineffective. Any amendment to or modification of this Guaranty, and any waiver of any provision hereof, shall be in writing and shall require the prior written approval of the Purchaser as evidenced by the handwritten, non-electronic signature of the Purchaser affixed by the Purchaser to a paper document. This Guaranty shall be irrevocable by Guarantor until all outstanding Seller Obligations are fully paid or otherwise finally resolved, at which time Purchaser will promptly terminate this Guaranty. This Guaranty shall continue in full force and effect unless and until discharged or released by Purchaser pursuant to a written instrument properly executed by the Purchaser.

19.         Counterparts. This Guaranty may be executed in separate counterparts, each of which shall constitute an original and both of which, when taken together, shall be constituted one Guaranty.

20.         Waiver of Jury Trial. GUARANTOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, OR ANY OTHER DOCUMENT RELATED TO THIS GUARANTY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. PURCHASER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GUARANTOR.

IN WITNESS WHEREOF, Guarantor has executed this GUARANTY OF AGREEMENT OF SALE as of the day and year first above written.

STATE OF _____________

COUNTY OF ___________

I HEREBY CERTIFY that on this day before me, an officer duly authorized in the State and County aforesaid to take acknowledgements, personally appeared ___________________________________ who [___] are personally known to me or [___] produced ______________________________ as identification, and that they acknowledged executing the same, freely and voluntarily, for the uses and purposes therein expressed.

WITNESS my hand and official seal in the County and State last aforesaid this ____ day of ______________, 2013.

Signature of Notary

Name of Notary (Typed, Printed or Stamped)

Commission Number (if not legible on seal):
My Commission Expires (if not legible on seal):

EXHIBIT E

FIRPTA AFFIDAVIT

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by _____________________________ (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.	Seller is a “United States Person” and is not a “foreign person” in accordance with and for the purpose of the provisions of Sections 7701 and 1445 (as may be amended) of the Internal Revenue Code of 1986 (the “Code”), as amended, and any regulations promulgated thereunder.

2.	Seller’s U. S. Employer Identification Number is [ ].

3.	Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Code.

4.	Seller’s office address is [ ].

The undersigned and Seller understand that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated: ______________, 20___.

[Insert signature block]

Sworn to and subscribed before me this day of ________, 2013, in the state and county aforesaid.

Notary Public

My Commission Expires:	[Notarial Seal]

EXHIBIT F-1

FORM OF ASSIGNMENT OF PROPERTY AGREEMENTS

KNOW ALL MEN that ______________________________ (“Assignor”), in consideration of Ten and 00/100 ($10.00) Dollars and other good and valuable consideration, received from [______________________] (“Assignee”), does hereby assign, transfer and deliver onto Assignee, all of its right, title and interest in and to those certain agreements relating to the operation or maintenance of the premises known as [___________], which agreements are listed in Schedule A annexed hereto (the “Contracts”).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Contracts and subject aforesaid.

AND Assignee does hereby acknowledge receipt of the Contracts so delivered, and does hereby (a) accept the within assignment and (b) assume the performance of all the terms, covenants and conditions of the Contracts on the Assignor’s part to be performed thereunder accruing from and after the date hereof.

Except as expressly set forth in the Agreement of Sale by and between Assignor, ___________ and ____________, dated as of __________, 2013, and subject to the limitations set forth therein, this assignment is made without warranty or representation by the Assignor.

This assignment and assumption agreement shall inure to the benefit of Assignee and Assignor and their respective successors and assigns, and shall be governed by the laws of the State of New Jersey. This assignment and assumption agreement may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.

None of the provisions of this instrument are intended to be, nor shall they be construed to be, for the benefit of any third party.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have executed this agreement this _____ day of _______________.

ASSIGNOR

[INSERT SIGNATURE BLOCK]

ASSIGNEE:

[INSERT SIGNATURE BLOCK]

EXHIBIT F-2

FORM OF ASSIGNMENT OF TAX SALE CERTIFICATES

EXHIBIT F-3

FORM OF ASSIGNMENT OF CITY AGREEMENT

EXHIBIT F-4

FORM OF ASSIGNMENT OF PILOT AGREEMENT

EXHIBIT G

FORM OF MANAGEMENT AGREEMENT

EXHIBIT H

FORM OF INTERIM LICENSURE ARRANGEMENTS

EXHIBIT I

SCHEDULE OF VEHICLES AND EQUIPMENT

(See Attached)

EXHIBIT J

RENT ROLL

(See Attached)

EXHIBIT K

EMPLOYEE CONTRACTS AND MATTERS

(See Attached)

EXHIBIT L

FORM OF ASSIGNMENT OF RESIDENCY
AGREEMENTS AND COMMERCIAL LEASES

THIS ASSIGNMENT AND ASSUMPTION OF RESIDENCY AGREEMENTS AND COMMERCIAL LEASES (this “Assignment Agreement”) is made and entered into as of this _____ day of __________, 2013 (the “Transfer Date”) by and between ___________________________ (the “Assignor”), and ____________________________ (the “Assignee”). Each party hereto is referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND:

WHEREAS, the Assignor and Assignee (as successor to _________________) have entered into that Agreement of Sale dated as of _______, 2012 (the “Sale Agreement”), providing for, among other things, the transfer by the Assignor to the Assignee of the [assisted/independent] living facility identified on Exhibit A hereto (the “Facility”), all upon the terms and conditions contained in the Settlement Agreement;

WHEREAS, pursuant to the terms of the Sale Agreement, the Assignor shall assign all of its right, title and interest as lessor in and to all “Residency Agreements” and “Commercial Leases” (as each term is defined in the Sale Agreement); and

WHEREAS, attached hereto (i) as Schedule 1 is a list of all Residency Agreement held by Assignor as of the Transfer Date, and (ii) as Schedule 2 is a list of all Commercial Leases held by Assignor as of the Transfer Date.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties hereto, intending to be bound, hereby agree as follows:

1.          Assignment. Assignor hereby assigns, transfers and conveys all of its right, title and interest in, to, and under the Residency Agreement set forth on Schedule 1 to Assignee. Assignor hereby assigns, transfers and conveys all of its right, title and interest in, to, and under the Commercial Leases set forth on Schedule 2 to Assignee. Except as expressly set forth in the Agreement of Sale by and between Assignor, ___________ and ____________, dated as of __________, 2013, and subject to the limitations set forth therein, this Assignment is made without warranty or representation by the Assignor

2.          Assumption. Assignee hereby accepts all of the Assignor’s right, title and interest in, to, and under the Residency Agreement and Commercial Leases, each as set forth on Schedule 1 or Schedule 2, as applicable, and assumes all of the Assignor’s obligations accruing thereunder from and after the Transfer Date.

3.          Miscellaneous. Capitalized terms used but not defined in this Assignment Agreement have the meaning given to them in the Sale Agreement. Nothing contained herein is intended to amend, modify or affect the rights and obligations of the Parties under the Sale Agreement. This Assignment Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same instrument. This Assignment Agreement shall be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Assignment Agreement on the date first above written.

ASSIGNOR:

ASSIGNEE:

Schedule 1

To

ASSIGNMENT AGREEMENT

Residency Agreements

Schedule 2

To

ASSIGNMENT AGREEMENT

Commercial Leases

EXHIBIT M

FORM OF BILL OF SALE AND GENERAL ASSIGNMENT

KNOW ALL MEN that __________________________ (“Assignor”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration, receipt whereof is hereby acknowledged from ________________________ (“Assignee”), does hereby assign, transfer and deliver unto Assignee, all of its right, title and interest in and to any and all Personalty and Intangibles (each as defined in that certain Agreement of Sale by and between Assignor, ___________ and ____________, dated as of March __, 2013 presently held by Assignor affecting the premises known as _____________________________ (the “Premises”).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, from and after the date hereof.

Except as expressly set forth in the Agreement of Sale by and between Assignor, ___________ and ____________, dated as of __________, 2013, and subject to the limitations set forth therein, this assignment is made without warranty or representation by the Assignor, including, without limitation, any warranty or representation that Assignor has any right in the Personalty and Intangibles or that the Personalty and Intangibles are transferable, and without recourse to Assignor in any manner whatsoever.

This assignment agreement shall inure to the benefit of Assignee and its successors and assigns and shall be governed by the laws of the State of New Jersey. This assignment agreement may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.

None of the provisions of this instrument are intended to be, nor shall they be construed to be, for the benefit of any third party.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Assignor has executed this agreement this _____ day of ___________, 2013.

ASSIGNOR:

ASSIGNEE:

EXHIBIT N

FORM OF AUDIT LETTER

[DATE]

[ACCOUNTING FIRM]

[ADDRESS]

Ladies and Gentlemen:

We are providing this letter in connection with your audit of the balance sheet(s) of the [PROPERTY OR PORTFOLIO] (“the Property”) as of [REPORTING PERIODS] and the related combined statements of operations, owners’ equity, and cash flows for the years then ended, for the purpose of expressing an opinion as to whether these financial statements present fairly, in all material respects, the financial position, and results of operations of the Property in conformity with U.S. generally accepted accounting principles.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

1.          The financial statements referred to above are fairly presented in conformity with U.S. generally accepted accounting principles.

2.          We have made available to you:

a.	All financial records and related data.

b.	All minutes of the meetings of boards, or summaries of actions of recent meetings for which minutes have not yet been prepared.

3.          There are no:

a.	Violations or possible violations of laws or regulations, whose effects should be considered for disclosure in the combined financial statements or as a basis for recording a loss contingency.

b.	We are not aware of any pending or threatened litigation, claims, or assessments or unasserted claims or assessments that are required to be accrued or disclosed in the financial statements in accordance with FASB ASC 450, Contingencies, and we have not consulted a lawyer concerning litigation, claims, or assessments.

c.	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by FASB ASC 450, Contingencies.

d.	Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

e.	Events that have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to or disclosure in the financial statements, except as disclosed.

4.          There are no uncorrected financial statement misstatements.

5.          We acknowledge our responsibility for the design and implementation of programs and controls to prevent, deter and detect fraud. We understand that the term "fraud" includes misstatements arising from fraudulent financial reporting and misstatements arising from misappropriation of assets.

6.          We have no knowledge of any fraud or suspected fraud affecting the entity involving:

a.	Management

b.	Employees who have significant roles in internal control over financial reporting, or

c.	Others where the fraud could have a material effect on the financial statements.

7.          We have no knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, analysts, regulators, short sellers, or others.

8.          The Property has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

9.          We have no knowledge of any officer or trustee of the Property, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead you during your audit.

10.         The following have been properly recorded or disclosed in the financial statements:

a.	Related party transactions including sales, purchases, loans, transfers, leasing arrangements, guarantees, ongoing contractual commitments and amounts receivable from or payable to related parties.

The term "related party" refers to affiliates of the enterprise; entities for which investments in their equity securities would, absent the election of the fair value option under FASB ASC 825, Financial Instruments, be required to be accounted for by the equity method by the enterprise; trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; principal owners of the enterprise; its management; members of the immediate families of principal owners of the enterprise and its management; and other parties with which the enterprise may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Another party also is a related party if it can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

b.	Guarantees, whether written or oral, under which the Property is contingently liable, including guarantee contracts and indemnification agreements pursuant to FASB ASC 460, Guarantees.

c.	Significant estimates and material concentrations known to management that are required to be disclosed in accordance with FASB ASC 275, Risks and Uncertainties.

Significant estimates are estimates at the balance sheet date, which could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets or geographic areas for which it is reasonably possible that events could occur which would significantly disrupt normal finances within the next year.

d.	Significant common ownership or management control relationships requiring disclosure.

11.         The Property has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged as collateral, except as disclosed.

12.         The Property has complied with all aspects of contractual agreements that would have a material effect on the combined financial statements in the event of noncompliance.

13.         There have been no:

a.	Instances of fraud involving others that could have a material effect on the adjustments.

b.	Allegations, either written or oral, of misstatements or other misapplication of accounting principles in the Property’s adjustments that have not been disclosed to you in writing.

c.	Allegations, either written or oral, of deficiencies in internal control that could have a material effect on the Property’s adjustments that have not been disclosed to you in writing.

d.	False statements affecting the Property’s adjustments made to you, our internal auditors, or other auditors who have audited entities under our control upon whose work you may be relying in connection with your audit.

14.         There are no material transactions that have not been properly recorded in the accounting records underlying the adjustments.

15.         Receivables reported in the combined financial statements represent valid claims against debtors for sales or other charges arising on or before the balance sheet date and have been appropriately reduced to their estimated net realizable value.

16.         The Portfolio has appropriately grouped long-lived assets together for purposes of assessing impairment in accordance with FASB ASC 360, Property, Plant and Equipment. We have reviewed long-lived assets, including amortizable intangible assets, to be held and used, for impairment whenever events or changes in circumstances have indicated that the carrying amount of the assets might not be recoverable. Provision has been made for any material adjustments to long-lived assets including amortizable intangible assets.

17.         We are responsible for making the fair value measurements and disclosures included in the combined financial statements in accordance with FASB ASC 820, Fair Value Measurement and Disclosures, including determining the fair value of assets and liabilities for which there has been a significant decrease in the volume and level of activity in relation to the normal market activity for those assets or liabilities (or similar assets or liabilities) or for which transactions are deemed not orderly. As part of fulfilling this responsibility, we have established an accounting and financial reporting process for determining the fair value measurements and disclosures, in accordance with the fair value techniques included in FASB ASC 820, considered the appropriateness of valuation techniques, adequately supported any significant assumptions used, and ensured that the presentation and disclosure of the fair value measurements are in accordance with U.S. generally accepted accounting principles including the disclosure requirements of FASB ASC 820. We believe the assumptions and techniques used by us, including those used by specialists engaged by us, are in accordance with the definition of fair value in FASB ASC 820 and the disclosures adequately describe the level of the inputs used in the fair value measurement, in accordance with the fair value hierarchy in FASB ASC 820.

18.         The Portfolio is responsible for determining the fair value of financial instruments as required by FASB ASC 825, Financial Instruments. The amounts disclosed represent the Portfolio’s best estimate of fair value of financial instruments required to be disclosed under the FASB ASC 825. The Portfolio also has disclosed the methods and significant assumptions used to estimate the fair value of financial instruments and any changes to those methods and significant assumptions, if any, as required by FASB ASC 825.

19.         Uncertain tax positions have been accounted for in accordance with the provisions of FASB ASC 740, Income Taxes.

Further, we confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles.

Very truly yours,

[SELLER]

[NAME]
[TITLE]

EXHIBIT O

BULK SALES TAX ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of _________ by and among [___________], a [____________], having an address at [___________________] (“Escrow Agent”), [_________], a [____________], having an address at [__________] (“Seller”) and [___________], a [______________], having an address at [_________________] (“Purchaser”).

PRELIMINARY STATEMENT

Seller and Purchaser are parties to that certain Agreement of Sale, dated [________] (the “Contract”), relating to certain real property known and located at [________________].

Section [__] of the Contract provides that simultaneously with the conveyance of the Property to Purchaser, Purchaser shall post an escrow (the “Tax Escrow”) required by the New Jersey Division of Taxation (the “Division”) on Seller’s behalf. This Agreement shall govern the terms of such escrow and the disbursement of amounts from such escrow.

Capitalized terms used in this Agreement, which are not defined in this Agreement, shall have the meanings given to such terms in the Contract.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.          Tax Escrow Funds. Simultaneously herewith, Purchaser has deposited the sum of $[___________], which amount has been withheld from the Purchase Price, to be held by Escrow Agent as the Tax Escrow, in accordance with the provisions hereof. [Simultaneously herewith, Seller has deposited the sum of $[___________], which amount represents the difference between the amount of the Deficiency and the Purchase Price, to be held by Escrow Agent as the Tax Escrow, in accordance with the provisions hereof.] Escrow Agent shall hold the Escrowed Sums (as hereinafter defined) in an interest bearing trust account at [INSERT an FDIC insured banking institution authorized to do business in New Jersey, with offices located in New Jersey, which is acceptable to Seller and Purchaser]. As used herein, the term “Escrowed Sums” shall mean the amount of the initial deposit hereunder, as increased by any interest earned thereon and as decreased by any sums which have been disbursed from escrow in accordance with the terms hereof.

2.          Payment to Division of Taxation. Within five (5) days after receipt from the Division, Seller or Purchaser, as the case may be, shall forward to Escrow Agent and the other party hereunder a copy of any written instructions of the Division regarding the disbursement of Escrowed Sums (“Disbursement Instructions”). No sooner than five (5) days after receipt, Escrow Agent shall disburse all or a portion of the Escrowed Sums in accordance with such Disbursements Instructions.

3.          Release of Funds to Seller. Within five (5) days after receipt from the Division, Seller or Purchaser, as the case may be, shall forward to Escrow Agent and the other party hereunder a copy of any written confirmation (“Release Authorization”) from the Division that the Deficiency has been paid in full or that Purchaser has no further liability for the Deficiency. Upon receipt of such Release Authorization, Escrow Agent shall release to Seller any Escrowed Sums which remain in escrow (and which the Division has not required to be paid to the Division pursuant to any Disbursement Instructions or Release Authorization); provided, however, that Escrow Agent shall not release any Escrowed Sums to Seller until at least ten (10) days after Escrow Agent receives the Release Authorization, nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser within such ten (10) day period.

4.          Objection to Disbursement. If Escrow Agent shall receive any objection from Purchaser to the release of any Escrowed Sums to Seller pursuant to Paragraph 3, then Escrow Agent shall release any undisputed amount and shall continue to hold the disputed amount in escrow under the terms and conditions hereof, until the earlier of (a) receipt by Escrow Agent of joint instructions signed by Seller and Purchaser regarding the release or disbursement of the disputed sums, or (b) receipt by Escrow Agent of a final, unappealable judgment, order or decree from a court of competent jurisdiction instructing Escrow Agent as to release and/or disbursement of the disputed sum.

5.          Reliance; Duties. Escrow Agent may act in reliance on any writing or instrument or signature which it believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

6.          Dispute. In the event of any dispute between the parties regarding the Escrowed Sums, Escrow Agent, at its option, may disregard all instructions received and either (i) hold the Escrowed Sums until the dispute is mutually resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final unappealable judgment of a court of competent jurisdiction, or (ii) deposit the Escrowed Sums into a court of competent jurisdiction (whereupon Escrow Agent shall be released and relieved of any and all liability and obligations hereunder from and after the date of such deposit).

7.          Uncertainty. In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement or the Contract, Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Escrowed Sums until Escrow Agent shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

8.          Indemnity. Seller and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

9.          Resignation. Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to the effective date of such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Escrowed Sums with a court of competent jurisdiction. After such resignation, Escrow Agent shall have no further duties or liability hereunder.

10.         Termination. Purchaser and Seller, together, shall have the right to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Escrow Agent, who shall sign a counterpart of this Agreement. Upon demand of such successor Escrow Agent, the Escrowed Sums shall be turned over and delivered to such successor Escrow Agent, who shall thereupon be bound by all of the provisions hereof. Escrow Agent’s agreements and obligations hereunder shall terminate and Escrow Agent shall be discharged from further duties and obligations hereunder upon final payment of the Escrowed Sums in accordance with the terms of this Agreement.

11.         Continued Representation of a Party. Notwithstanding that Escrow Agent is acting as an escrow agent for the Escrowed Sums, and, further, notwithstanding any subsequent dispute which may arise between the parties related to this Agreement, the Contract, the Escrowed Sums or otherwise, if Escrow Agent is legal counsel to a party hereunder, each party agrees that Escrow Agent may continue to represent such party as legal counsel in connection with this Agreement, the Contract and the transactions contemplated hereby or thereby and/or with respect to any dispute or litigation arising out of the Contract or this Agreement.

12.         Entire Agreement. This Agreement embodies the entire understanding and agreement of the parties to this Agreement concerning Escrow Agent’s obligations, and supersedes all prior and contemporaneous agreements, understandings, negotiations, offers and expressions of intent, whether oral or written. None of the terms and conditions of this Agreement may be modified except by a writing, signed by Seller, Purchaser and Escrow Agent. In the event of any inconsistency between this Agreement and the Contract, the terms of this Agreement shall control.

13.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller, Purchaser and Escrow Agent and their respective successors in interest.

14.         Notices. Any demand, notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered personally, by recognized overnight national courier service (such as Federal Express) for next business day delivery, by telecopy (with a hard copy and a transmission confirmation sent by a recognized overnight national courier service), or by certified mail, return receipt requested, first-class postage prepaid to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

To Purchaser:

copy to:

To Seller:

copy to:

To Escrow Agent:

Any notice delivered to a party’s designated address by (a) personal delivery, (b) recognized overnight national courier service, or (c) certified mail, return receipt requested, shall be deemed to have been received by such party at the time the notice is delivered to such party. Any notice sent by fax to the party’s designated fax number shall be effective upon receipt, provided receipt occurs before 5:00 PM on a business day in the State of New Jersey. Confirmation by the courier delivering any notice given pursuant to this Paragraph 14 shall be conclusive evidence of receipt of such notice. Each party hereby agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by any other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service. Any notice given by an attorney for a party shall be effective for all purposes.

15.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

16.         Section Headings. The respective section and subsection headings contained in this Agreement are for convenience of reference only, and shall not be deemed to modify, limit, define or describe in any respect any of the provisions of this Agreement.

17.         Execution in Counterparts. This Agreement may be executed in several counterparts, all of which when taken together shall constitute a single Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of this Agreement.

ESCROW AGENT:

[_____________]

By:
Name:
Title:

SELLER:

[______________]

By:
Name:
Title:

PURCHASER:

[________________]

By:
Name:
Title:

EXHIBIT P

INCOME SUPPORT AGREEMENT

SCHEDULE 1

Retained Computer Software

SCHEDULE 2

Property Agreements

SCHEDULE 3

Environmental Reports

SCHEDULE 4

Exclusions to Noncompete

SCHEDULE 5

Property of Existing Manager

SCHEDULE 6

Insurance

SCHEDULE 7

Licenses

SCHEDULE 8

Litigation